Exhibit 10.17

CLASS D UNIT AND UNIT PURCHASE AGREEMENT

BY AND AMONG

LINN ENERGY, LLC

AND

THE PURCHASERS NAMED HEREIN

CLASS D UNIT AND UNIT PURCHASE AGREEMENT

CLASS D UNIT AND UNIT PURCHASE AGREEMENT, dated as of June 29, 2007 (this “Agreement”), by and among LINN ENERGY, LLC, a Delaware limited liability company (“Linn Energy”), and each of the purchasers named in Schedule 2.01 to this Agreement (each such purchaser a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, simultaneously with the execution of this Agreement, Linn Energy is entering into a definitive purchase agreement to acquire indirectly all of Dominion’s right, title and interest in and to certain oil and gas properties and related assets described in the Dominion Acquisition Agreement upon the terms and conditions and for the consideration set forth in the Dominion Acquisition Agreement (the “Dominion Acquisition”);

WHEREAS, Linn Energy desires to finance a portion of the Dominion Acquisition through the sale of an aggregate of $1,500,000,380.60 of Class D Units and Units and the Purchasers desire to purchase severally an aggregate of $1,500,000,380.60 of Units and Class D Units from Linn Energy, each in accordance with the provisions of this Agreement;

WHEREAS, it is a condition to the obligations of the Purchasers and Linn Energy under this Agreement that the Dominion Acquisition be consummated;

WHEREAS, Linn Energy has agreed to provide the Purchasers with certain registration rights with respect to the Purchased Units acquired pursuant to this Agreement; and

WHEREAS, the Voting Agreement in the form attached as Exhibit D (the “Unitholder Voting Agreement”) has been executed by Michael C. Linn, Kolja Rockov, Mark A. Ellis, Lisa D. Anderson, Charlene A. Ripley and Roland P. Keddie pursuant to which each such unitholder of Linn Energy has unconditionally and irrevocably agreed to vote all of the Units owned by it in favor of the conversion of Class D Units into Units as contemplated by Section 5.01 of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Linn Energy and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.          Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“8-K Filing” shall have the meaning specified in Section 5.06.

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Unitholder Voting Agreement, the Class D Amendment, the Dominion Acquisition Agreement, the Escrow Agreement and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto.

“Board of Directors” means the board of directors of Linn Energy.

“Business Day” means any day other than a Saturday, a Sunday, or a legal holiday for commercial banks in Houston, Texas or New York, New York.

“Buy-In” shall have the meaning specified in Section 8.08.

“Buy-In Price” shall have the meaning specified in Section 8.08.

“Class D Amendment” shall have the meaning specified in Section 2.01(a).

“Class D Unit Price” shall have the meaning specified in Section 2.01(c).

“Class D Units” means the Class D Units of Linn Energy, as established by the Class D Amendment.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Amount” means the dollar amount set forth opposite each Purchaser’s name on Schedule 2.01 to this Agreement under the heading “Gross Proceeds to Issuer”.

“Delaware LLC Act” shall have the meaning specified in Section 3.02(a).

“Dominion” means Dominion Resources, Inc., a Virginia corporation.

“Dominion Acquisition” shall have the meaning specified in the recitals.

“Dominion Acquisition Agreement” means that certain Mid-Continent Onshore Package Purchase Agreement dated June 29, 2007, by and between Dominion Exploration & Production, Inc., a corporation organized under the Laws of Delaware, Dominion Oklahoma Texas Exploration & Production, Inc., a corporation organized under the Laws of Delaware, LDNG Texas Holdings, LLC, a limited liability company organized under the laws of Oklahoma, and DEPI Texas Holdings, LLC, a limited liability company organized under the laws of Delaware, and Linn Energy, which is attached hereto as Exhibit H.

“Dominion Closing Date” means the date on which the Dominion Acquisition is consummated.

“Escrow Agreement” means the escrow agreement to be entered into no less than seven (7) days prior to the Closing Date (or such other period of time reasonably acceptable to the Purchasers) among Linn Energy, the Purchasers named therein and an escrow agent, which shall contain reasonable and customary terms to be approved by Linn Energy and such Purchasers.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Linn Energy, its Subsidiaries or any of their Property or any of the Purchasers.

“Indemnified Party” shall have the meaning specified in Section 7.03.

“Indemnifying Party” shall have the meaning specified in Section 7.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Limited Liability Company Agreement” shall have the meaning specified in Section 2.01(a).

“Linn Energy” shall have the meaning specified in the introductory paragraph.

“Linn Energy Financial Statements” shall have the meaning specified in Section 3.03.

“Linn Energy Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, prospects or affairs of Linn Energy and its Subsidiaries, taken as a whole, measured against those assets, liabilities, financial condition, business, operations, prospects or affairs reflected in the Linn Energy SEC Documents, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to and do not have a material disproportionate impact on Linn Energy and its Subsidiaries but also affect other Persons who participate in or are engaged in the lines of business of which Linn Energy and its Subsidiaries participate or are engaged, (ii) the ability of Linn Energy and its Subsidiaries, taken as a whole, to carry out their business as of the date of this Agreement or to meet their obligations under the Basic Documents on a timely basis or (iii) the ability of Linn Energy to consummate the transactions under any Basic Document.

“Linn Energy Financial Statements” shall have the meaning specified in Section 3.03.

“Linn Energy Related Parties” shall have the meaning specified in Section 7.02.

“Linn Energy SEC Documents” shall have the meaning specified in Section 3.03.

“Lock-Up Date” means sixty (60) days following the date that a registration statement under the Securities Act is declared effective by the Commission to permit resale of the Units sold in the June 1, 2007 private placement.

“Party” or “Parties” means Linn Energy and the Purchasers, individually or collectively, as the case may be.

“Permitted Amount” shall have the meaning specified in Section 2.01(a).

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Placement Agent Fees” means the fees that Linn Energy is obligated to pay to Lehman Brothers Inc., Citigroup Global Markets Inc. and RBC Capital Markets Corporation upon the closing of the transactions contemplated by this Agreement.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” means the aggregate of each Purchaser’s Commitment Amount set forth opposite the Purchaser’s name on Schedule 2.01 to this Agreement under the heading “Gross Proceeds to Issuer”.

“Purchased Class D Units” means the Class D Units to be issued and sold to the Purchasers pursuant to this Agreement.

“Purchased Units” means the Units to be issued and sold to the Purchasers pursuant to this Agreement.

“Purchaser” shall have the meaning specified in the introductory paragraph.

“Purchaser Material Adverse Effect” means any material and adverse effect on (i) the ability of a Purchaser to meet its obligations under the Basic Documents on a timely basis or (ii) the ability of a Purchaser to consummate the transactions under any Basic Document.

“Purchaser Related Parties” shall have the meaning specified in Section 7.01.

“Purchasers” shall have the meaning specified in the introductory paragraph.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit C, to be entered into at the Closing, among Linn Energy and the Purchasers.

“Representatives” of any Person means the officers, managers, directors, employees, agents and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Subsidiary” means, as to any Person, any corporation or other entity of which a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

“Terminating Breach” shall have the meaning specified in Section 8.12(a)(ii).

“Transfer Agent” means Computershare Trust Company, N.A. in its capacity as transfer agent for the Units.

“Unit Price” shall have the meaning specified in Section 2.01(c).

“Unitholder Voting Agreement” shall have the meaning specified in the recitals.

“Unitholders” means the Unitholders of Linn Energy (within the meaning of the Limited Liability Company Agreement).

“Units” means the Units of Linn Energy representing limited liability company interests.

Section 1.02.          Accounting Procedures and Interpretation.  Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

SALE AND PURCHASE

Section 2.01.          Sale and Purchase.  Contemporaneously with the consummation of the Dominion Acquisition and subject to the terms and conditions of this Agreement, at the Closing, Linn Energy hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from Linn Energy, the dollar amount of Purchased Units and Purchased Class D Units, respectively, set forth opposite its name on Schedule 2.01 hereto.  Each Purchaser agrees to pay Linn Energy the Unit Price for each Purchased Unit and the Class D Unit Price for each Purchased Class D Unit, in each case as set forth in Section 2.01(c).  The respective obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement.  The failure or waiver of performance under this Agreement by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser.  Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by any Basic Document.  Except as otherwise provided in this Agreement or the other Basic Documents, each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

(a)           Units.  The number of Purchased Units to be issued and sold to each Purchaser shall be equal to the quotient determined by dividing (i) the amount for such Purchaser under the column entitled “Units” on Schedule 2.01 by (ii) the Unit Price (as defined in Section 2.01(c) below), which quotient shall be rounded, if necessary, down to the nearest whole number; provided, however, that each Purchaser (i) acknowledges that in no event shall Linn Energy issue to the Purchasers an aggregate number of Units in excess of 19.9% of Linn Energy’s outstanding Units immediately prior to such issuance (the “Permitted Amount”) and (ii) agrees to decrease the aggregate number of Units and increase the aggregate number of Class D Units to the extent required to cause the number of Units issued to be less than the Permitted Amount.  The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Units as set forth in the Second Amended and Restated Limited

Liability Company Agreement of Linn Energy, dated as of January 19, 2006 (the “Limited Liability Company Agreement”), as amended by an amendment to the Limited Liability Company Agreement, in all material respects in the form of Exhibit A to this Agreement, which Linn Energy will cause to be adopted immediately prior to the issuance and sale of Class D Units contemplated by this Agreement (the “Class D Amendment”).  References herein to the Limited Liability Company Agreement shall include or exclude the Class D Amendment as the context requires.

(b)           Class D Units.  The number of Purchased Class D Units to be issued and sold to each Purchaser shall be equal to the quotient determined by dividing (i) the amount for such Purchaser under the column entitled “Class D Units” on Schedule 2.01 (including any increase in such number of Class D Units as a result of the proviso contained in Section 2.01(a)) by (ii) the Class D Unit Price (as defined in Section 2.01(c) below), which quotient shall be rounded, if necessary, down to the nearest whole number.  The Purchased Class D Units shall have those rights, preferences, privileges and restrictions governing the Class D Units, which shall be reflected in the Limited Liability Company Agreement, as amended by the Class D Amendment.

(c)           Consideration.  The amount per Unit each Purchaser will pay to Linn Energy to purchase the Purchased Units (the “Unit Price”) shall be $32.  The amount per Class D Unit each Purchaser will pay to Linn Energy to purchase the Purchased Class D Units (the “Class D Unit Price”) shall be $30.97.

(d)           Funding into Escrow. Each Purchaser shall deposit its Commitment Amount into an escrow account established under the Escrow Agreement no later than two Business Days prior to the Closing Date. On the Closing Date, upon receipt of satisfactory evidence that the conditions set forth in Article VI have been satisfied or waived, pursuant to Section 2.02, each such Purchaser shall deliver notice to the Escrow Agent (as such term is defined in the Escrow Agreement) to promptly and timely release the funds escrowed under the Escrow Agreement to Linn Energy.

Section 2.02.          Closing.  The execution and delivery of the Basic Documents (other than this Agreement), the delivery of certificates representing the Purchased Class D Units and the Purchased Units, the release of the funds escrowed under the Escrow Agreement by each Purchaser pursuant to the terms of the Escrow Agreement, and the execution and delivery of all other instruments, agreements and other documents required by this Agreement (the “Closing”) shall take place on a date (the “Closing Date”) concurrent with the Dominion Closing Date, but on or prior to November 1, 2007, provided that Linn Energy shall have given each Purchaser five (5) Business Days (or such shorter period as shall be agreeable to the Parties) prior notice of such designated Closing Date, at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LINN ENERGY

Linn Energy represents and warrants to the Purchasers, on and as of the date of this Agreement and on and as of the Closing Date, as follows:

Section 3.01.          Corporate Existence.  Linn Energy: (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware; (ii) has all requisite limited liability company power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted as described in the Linn Energy SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Linn Energy Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary, except where failure so to qualify would not reasonably be expected to have a Linn Energy Material Adverse Effect.

Section 3.02.          Capitalization and Valid Issuance of Purchased Class D Units and Purchased Units.

(a)           As of the date of this Agreement, and prior to the issuance and sale of the Purchased Class D Units and the Purchased Units, the issued and outstanding membership interests of Linn Energy consist of 65,605,765 Units.  All of the outstanding Units have been duly authorized and validly issued in accordance with applicable Law and the Limited Liability Company Agreement and are fully paid (to the extent required under the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”).

(b)           Other than Linn Energy’s existing (i) Long-Term Incentive Plan and (ii) Memorandum of Understanding Regarding Compensation Arrangements for Members of its Board of Directors, Linn Energy has no equity compensation plans that contemplate the issuance of Units (or securities convertible into or exchangeable for Units).  Linn Energy has no outstanding indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Unitholders may vote.  Except as set forth in the first sentence of this Section 3.02(b), as contemplated by this Agreement or as are contained in the Limited Liability Company Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Linn Energy or any of its Subsidiaries to issue, transfer or sell any limited liability company interests or other equity interests in Linn Energy or any of its Subsidiaries or securities convertible into or exchangeable for such limited liability company interests or other equity interests, (ii) obligations of Linn Energy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited liability company interests or other equity interests in Linn Energy or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Linn Energy or any of its Subsidiaries is a party with respect to the voting of the equity interests of Linn Energy or any of its Subsidiaries.

(c)           (i) All of the issued and outstanding equity interests of each of Linn Energy’s Subsidiaries are owned, directly or indirectly, by Linn Energy free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under Linn Energy’s or Linn Energy’s Subsidiaries’ credit facilities filed as exhibits to the Linn Energy SEC Documents), and all such ownership interests have been duly authorized and validly issued and are fully paid (to the extent required by the organizational documents of Linn Energy’s Subsidiaries, as applicable) and non-assessable (except as non-assessability may be affected by Section 18-607 of the Delaware LLC Act or the organizational documents of Linn Energy’s Subsidiaries, as applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as disclosed in the Linn Energy SEC Documents, neither Linn Energy nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(d)           The offer and sale of the Purchased Class D Units and the Purchased Units and the membership interests represented thereby will be duly authorized by Linn Energy pursuant to the Limited Liability Company Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware LLC Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Limited Liability Company Agreement, the Registration Rights Agreement and applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.

(e)           The Units issuable upon conversion of the Class D Units, and the membership interests represented thereby, upon issuance in accordance with the terms of the Class D Units as reflected in the Class D Amendment, and upon receipt of the required Unitholder approval, will be duly authorized by Linn Energy pursuant to the Limited Liability Company Agreement, and will be validly issued, fully paid (to the extent required by applicable Law and the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware LLC Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Limited Liability Company Agreement and under applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.

(f)            The Purchased Units will be issued in compliance with all applicable rules of The Nasdaq Global Market.  Prior to the Closing Date, Linn Energy will submit to The Nasdaq Global Market a Notification Form: Listing of Additional Units with respect to the Purchased Units and the Units underlying the Purchased Class D Units.  Linn Energy’s currently outstanding Units are quoted on The Nasdaq Global Market and Linn Energy has not received any notice of delisting.

(g)           The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Units as set forth in the Limited Liability Company Agreement, as amended by the Class D Amendment.  A true and correct copy of the Limited Liability Company Agreement, as amended through the date hereof (but excluding the Class D Amendment), has been filed by Linn Energy with the Commission on January 19, 2006 as Exhibit 3.1 to Linn Energy’s Current Report on Form 8-K, as amended by Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Linn Energy, LLC filed with the Commission on October 25, 2006 as Exhibit 4.1 to Linn Energy’s Current Report on Form 8-K and Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of Linn Energy, LLC filed with the Commission on February 5, 2007 as Exhibit 4.1 to Linn

Energy’s Current Report on Form 8-K.  The Purchased Class D Units shall have those rights, preferences, privileges and restrictions governing the Class D Units, which shall be reflected in the Limited Liability Company Agreement, as amended by the Class D Amendment.

Section 3.03.          Linn Energy SEC Documents.  Linn Energy has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Linn Energy SEC Documents”).  The Linn Energy SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Linn Energy Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Linn Energy SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Linn Energy as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  KPMG LLP is an independent registered public accounting firm with respect to Linn Energy and has not resigned or been dismissed as independent registered public accountants of Linn Energy as a result of or in connection with any disagreement with Linn Energy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.04.          No Material Adverse Change.  Except as set forth in or contemplated by the Linn Energy SEC Documents, and except for the proposed Dominion Acquisition, which has been disclosed to, and discussed with, each of the Purchasers, since December 31, 2006, Linn Energy and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a Linn Energy Material Adverse Effect (ii) acquisition or disposition of any material asset by Linn Energy or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (iii) material change in Linn Energy’s accounting principles, practices or methods or (iv) incurrence of material indebtedness (other than the incurrence of such indebtedness as is contemplated in connection with the Dominion Acquisition).

Section 3.05.          Litigation.  Except as set forth in the Linn Energy SEC Documents, there is no Action pending or, to the knowledge of Linn Energy, contemplated or threatened against Linn Energy or any of its Subsidiaries or any of their respective officers, directors or Properties, which (individually or in the aggregate) reasonably would be expected to have a Linn Energy Material Adverse Effect, or which challenges the validity of this Agreement.

Section 3.06.          No Breach.  The execution, delivery and performance by Linn Energy of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents, and compliance by Linn Energy with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to Linn Energy or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation of any provision of the Certificate of Formation of Linn Energy or the Limited Liability Company Agreement or any organizational documents of any of Linn Energy’s Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which Linn Energy or any of its Subsidiaries is a party or by which Linn Energy or any of its Subsidiaries or any of their respective Properties may be bound or (ii) any other agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by Linn Energy or any of its Subsidiaries, except in the cases of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.06 would not, individually or in the aggregate, reasonably be expected to have a Linn Energy Material Adverse Effect.

Section 3.07.          Authority.  Linn Energy has all necessary limited liability company power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by Linn Energy of each of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of Linn Energy, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity.  Except as contemplated by this Agreement, no approval by the Unitholders is required as a result of Linn Energy’s issuance and sale of the Purchased Class D Units or the Purchased Units.

Section 3.08.          Approvals.  Except as contemplated by this Agreement or as required by the Commission in connection with Linn Energy’s obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Linn Energy of any of the Basic Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Linn Energy Material Adverse Effect.

Section 3.09.          MLP Status.  Linn Energy met for the taxable year ended December 31, 2006, and Linn Energy expects to meet for the taxable year ending December 31, 2007, the gross income requirements of Section 7704(c)(2) of the Code, and accordingly Linn Energy is not, and does not reasonably expect to be, taxed as a corporation for U.S. federal income tax purposes or for applicable tax purposes.  Linn Energy indicated in the Form K-1 for the year ended December 31, 2006, that its Unitholders may be subject to state income taxes in the following jurisdictions: California, New York, Oklahoma, Pennsylvania, Texas, Virginia and West Virginia.

Section 3.10.          Investment Company Status.  Linn Energy is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11.          Offering.  Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Class D Units and the Purchased Units pursuant to this Agreement are exempt from the registration requirements of the Securities Act, and neither Linn Energy nor any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.12.          Certain Fees.  Except for the Placement Agent Fees, no fees or commissions will be payable by Linn Energy to brokers, finders or investment bankers with respect to the sale of any of the Purchased Class D Units or the Purchased Units or the consummation of the transactions contemplated by this Agreement.  The Purchasers shall not be liable for any such fees or commissions.  Linn Energy agrees that it will indemnify and hold harmless each of the Purchasers from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Linn Energy or alleged to have been incurred by Linn Energy in connection with the sale of Purchased Class D Units or Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.13.          No Side Agreements.  Except for the confidentiality agreements entered into by and between each of the Purchasers and Linn Energy, there are no other agreements by, among or between Linn Energy or its Affiliates, on the one hand, and any of the Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 3.14.          Class D Unit Vote.  The affirmative vote of a majority of the total votes cast by the holders of Units (with the exception of the Purchased Units, which are not entitled to vote according to the rules of The Nasdaq Global Market) is the only approval required to approve the conversion of Class D Units into Units.  As of the date of this Agreement and based on Linn Energy’s records or third party records, the Persons listed on Schedule 3.14 to this Agreement are the beneficial owners of the Units set forth opposite such Person’s name on Schedule 3.14 to this Agreement.

Section 3.15.          Unitholder Voting Agreement.  Linn Energy has, contemporaneously with entering into this Agreement, entered into the Unitholder Voting Agreement in the form attached hereto as Exhibit D.

Section 3.16.          Internal Accounting Controls.  Except as disclosed in the Linn Energy SEC Documents, Linn Energy and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.17.          Preemptive Rights or Registration Rights.  Except (i) as set forth in the Limited Liability Company Agreement, (ii) as set forth in the other organizational documents of Linn Energy and its Subsidiaries, (iii) as provided in the Basic Documents or (iv) for existing awards under Linn Energy’s Long-Term Incentive Plan and Memorandum of Understanding Regarding Compensation Arrangements, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any capital stock or limited liability company or membership interests of Linn Energy or any of its Subsidiaries, in each case pursuant to any other agreement or instrument to which any of such Persons is a party or by which any one of them may be bound.  Neither the execution of this Agreement nor the issuance of the Purchased Class D Units or the Purchased Units as contemplated by this Agreement or the conversion of the Class D Units into Units gives rise to any rights for or relating to the registration of any securities of Linn Energy, other than pursuant to the Registration Rights Agreement.

Section 3.18.          Insurance.  Linn Energy and its Subsidiaries are insured against such losses and risks and in such amounts as Linn Energy believes in its sole discretion to be prudent for its businesses.  Linn Energy does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.19.          Acknowledgment Regarding Purchase of Purchased Units and Purchased Class D Units.  Linn Energy acknowledges and agrees that (i) each of the Purchasers is participating in the transactions contemplated by this Agreement and the other Basic Documents at Linn Energy’s request and Linn Energy has concluded that such participation is in Linn Energy’s best interest and is consistent with Linn Energy’s objectives and (ii) each of the Purchasers is acting solely in the capacity of an arm’s length purchaser.  Linn Energy further acknowledges that no Purchaser is acting or has acted as an advisor, agent or fiduciary of Linn Energy (or in any similar capacity) with respect to this Agreement or the other Basic Documents and any advice given by any Purchaser or any of its respective Representatives in connection with this Agreement or the other Basic Documents is merely incidental to the Purchasers’ purchase of Purchased Units and Purchased Class D Units.  Linn Energy further represents to each Purchaser that Linn Energy’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by Linn Energy and its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to Linn Energy with respect to itself, on and as of the date of this Agreement and on and as of the Closing Date, as follows:

Section 4.01.          Valid Existence.  Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02.          No Breach.  The execution, delivery and performance by such Purchaser of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents to which it is a party, and compliance by such Purchaser with the terms and provisions hereof and thereof and the purchase of the Purchased Class D Units and the Purchased Units by such Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.02 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.03.          Investment.  The Purchased Class D Units and the Purchased Units are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser represents and warrants are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Class D Units or the Purchased Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Class D Units or the Purchased Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder).  If such Purchaser should in the future decide to dispose of any of the Purchased Class D Units or the Purchased Units,

such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.  Notwithstanding the foregoing, each Purchaser may at any time enter into one or more total return swaps with respect to such Purchaser’s Purchased Class D Units or Purchased Units or transfer its units to a swap counterparty provided that such transactions are exempt from registration under the Securities Act.  Notwithstanding the foregoing, with respect to Goldman, Sachs & Co., the restrictions contained in this Section 4.03 shall only apply to the Goldman Sachs Principal Strategies Group, as currently configured, and shall not restrict or limit the activities of any area or division of Goldman, Sachs & Co. or any of its Affiliates, other than Goldman Sachs Principal Strategies Group, as currently configured.  For the avoidance of doubt, with respect to Morgan Stanley & Co. Incorporated, the restrictions contained in this Section 4.03 shall only apply to MSDW Strategic Investments Inc., as currently configured, and shall not restrict or limit the activities of any area or division of Morgan Stanley & Co. Incorporated or any of its Affiliates, other than MSDW Strategic Investments, Inc., as currently configured.

Section 4.04.          Nature of Purchaser.  Such Purchaser represents and warrants to, and covenants and agrees with, Linn Energy that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Class D Units and the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.05.          Receipt of Information; Authorization.  Such Purchaser acknowledges that it has (a) had access to the Linn Energy SEC Documents, (b) had access to information regarding the Dominion Acquisition and its potential effect on Linn Energy’s operations and financial results and (c) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Linn Energy regarding such matters.

Section 4.06.          Restricted Securities.  Such Purchaser understands that the Purchased Class D Units and the Purchased Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Linn Energy in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.07.          Certain Fees.  No fees or commissions will be payable by such Purchaser to brokers, finders or investment bankers with respect to the sale of any of the Purchased Class D Units or the Purchased Units or the consummation of the transactions contemplated by this Agreement.  Linn Energy will not be liable for any such fees or commissions.  Such Purchaser agrees, severally and not jointly with the other Purchasers, that it will indemnify and hold harmless Linn Energy from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of Purchased Class D Units or Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.08.          Legend.  It is understood that the certificates evidencing the Purchased Class D Units and the Purchased Units and the certificates evidencing the Units issuable upon conversion of the Purchased Class D Units initially will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended.  These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”

Section 4.09.          No Side Agreements.  Except for the confidentiality agreements entered into by and between such Purchaser and Linn Energy, there are no other agreements by, among or between Linn Energy or its Affiliates, on the one hand, and such Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.  Notwithstanding the foregoing, with respect to Goldman, Sachs & Co., the representation made in this Section 4.09 is made only by the Goldman Sachs Principal Strategies Group, as currently configured, and does not apply to Goldman, Sachs & Co. or any of its Affiliates, other than Goldman Sachs Principal Strategies Group, as currently configured.  Notwithstanding the foregoing, with respect to Lehman Brothers Inc., the representation made in this Section 4.09 is made only by Lehman Brothers MLP Opportunity Fund L.P., as currently configured, and does not apply to Lehman Brothers Inc. or any of its Affiliates, other than Lehman Brothers MLP Opportunity Fund L.P., as currently configured.  Notwithstanding the foregoing, with respect to Morgan Stanley & Co. Incorporated, the restrictions contained in this Section 4.09 shall only apply to MSDW Strategic Investments, Inc., as currently configured, and shall not restrict or limit the activities of any area or division of Morgan Stanley & Co. Incorporated or any of its Affiliates, other than MSDW Strategic Investments, Inc., as currently configured.

Section 4.10.          Short Selling.  Such Purchaser represents that it has not entered into any Short Sales of the Units owned by it between the time it first began discussions with Linn Energy or the Placement Agents about the transactions contemplated by this Agreement and the date hereof (it being understood that the entering into a total return swap that is exempt from registration under the Securities Act should not be considered a Short Sale of Units); provided,  with respect to Goldman, Sachs & Co., the restrictions contained in this Section 4.10 shall only apply to the Goldman Sachs Principal Strategies Group, as currently configured, and shall not restrict or limit the activities of any area or division of Goldman, Sachs & Co. or any of its Affiliates, other than Goldman Sachs Principal Strategies Group, as currently configured, and provided further that with respect to Citigroup Global Markets Inc., the restrictions contained in this Section 4.10 shall only apply to the Citigroup Equity Proprietary Investments Trading Group, as currently configured, and shall not restrict or limit the activities of any area or division of Citigroup Global Markets Inc. or any of its Affiliates, other than the Citigroup Equity Proprietary Investments Trading Group, as currently configured.

ARTICLE V

COVENANTS

Section 5.01.               Shareholder Vote With Respect to Conversion.

(a)           Linn Energy shall, in accordance with applicable Law and the Limited Liability Company Agreement, take all action necessary to convene a meeting of its Unitholders to consider and vote upon the conversion of the Class D Units into Units as soon as practicable, but in any event not later than 120 days from the Closing Date.  Subject to fiduciary duties under applicable Law, the Board of Directors shall, in connection with such meeting, recommend approval of the conversion of the Class D Units into Units and shall take all other lawful action to solicit the approval of the conversion of the Class D Units into Units by the Unitholders, except that Linn Energy may, but shall not be required to, hire any proxy solicitation firm in connection with such meeting.

(b)           If the conversion of the Class D Units into Units is not approved by the Unitholders at the meeting contemplated by Section 5.01(a), upon written notice from the Purchasers holding a majority of the Class D Units, Linn Energy shall be obligated to convene another meeting of its Unitholders on the terms set forth in Section 5.01(a) (except that such meeting shall take place no later than 90 days after the meeting contemplated by Section 5.01(a)), and the Board of Directors shall again be obligated to take the actions set forth in Section 5.01(a) with respect to such meeting.  If the approval of Linn Energy’s Unitholders is not obtained at this second meeting of Unitholders, then Linn Energy shall be obligated to include the conversion of Class D Units into Units as a proposal to be voted upon at no more than two (2) subsequent meetings of its Unitholders within 90 days after the preceding meeting, and its Board of Directors shall remain obligated to take the actions set forth in Section 5.01(a) with respect to each such meeting.

Section 5.02.          Subsequent Public Offerings.  Without the written consent of the holders of a majority of the Purchased Class D Units and the Purchased Units, taken as a whole, from the date of this Agreement until the Lock-Up Date, Linn Energy shall not, and shall cause its directors, officers and Affiliates not to, grant, issue or sell any Units or Class D Units or other equity or voting securities of Linn Energy, any securities convertible into or exchangeable therefor or take any other action that may result in the issuance of any of the foregoing, other than (i) the issuance of the Purchased Class D Units and the Purchased Units, (ii) the issuance of Awards (as defined in Linn Energy’s Long-Term Incentive Plan) or the issuance of Units upon the exercise of options to purchase Units granted pursuant to Linn Energy’s existing (a) Long-Term Incentive Plan or (b) Memorandum of Understanding Regarding Compensation Arrangements for Members of its Board of Directors, (iii) the issuance or sale of up to an aggregate of 30 million Units issued or sold in a registered public offering to finance future acquisitions that are accretive to cash flow per Unit (or the repayment of indebtedness incurred in connection with such accretive acquisitions) at a price no less than 110% of the Unit Price or Class D Unit Price, as the case may be, or in a private offering to finance future acquisitions that are accretive to cash flow per Unit (or the repayment of indebtedness incurred in connection with such accretive acquisitions) at a price no less than 105% of the Unit Price or Class D Unit Price, as the case may be and (iv) the issuance of up to 30 million Units as purchase price consideration in connection with future acquisitions that are accretive to cash flow per Unit.  Notwithstanding the foregoing, Linn Energy shall not, and shall cause its directors, officers and Affiliates not to, sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Class D Units or the Purchased Units in a manner that would require the registration under the Securities Act of the sale of the Purchased Class D Units or the Purchased Units to the Purchasers.

Section 5.03.          Vote For Conversion of Class D Units.  At any meeting (including adjournments or postponements thereof) of Linn Energy’s Unitholders held to consider approval of the conversion of the Class D Units into Units (including the special meeting of Unitholders contemplated by Section 5.01), each of the Purchasers agrees to vote all of its Units, with the exception of the Purchased Units, which are not entitled to vote according to the rules of The Nasdaq Global Market, in favor of the conversion of the Class D Units into Units.  Notwithstanding the foregoing, with respect to Goldman, Sachs & Co., the restrictions contained in this Section 5.03 shall only apply to the Goldman Sachs Principal Strategies Group, as currently configured, and shall not restrict or limit the activities of any area or division of Goldman, Sachs & Co. or any of its Affiliates, other than Goldman Sachs Principal Strategies Group, as currently configured.  For the avoidance of doubt, with respect to Morgan Stanley & Co. Incorporated, the restrictions contained in this Section 5.03 shall only apply to MSDW Strategic Investment, Inc., as currently configured, and shall not restrict or limit the activities of any area or division of Morgan Stanley & Co. Incorporated or any of its Affiliates, other than MSDW Strategic Investment, Inc., as currently configured.

Section 5.04.          Purchaser Lock-Up.  Without the prior written consent of Linn Energy, each Purchaser agrees that from and after the Closing it will not sell any of its Purchased Class D Units or Purchased Units prior to the Lock-Up Date; provided, however, that each Purchaser may: (i) enter into one or more total return swaps or similar transactions or transfer its Purchased Class D Units and Purchased Units to a swap counterparty at any time; or (ii) transfer its Purchased Class D Units or Purchased Units to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser provided that such Affiliate or swap counterparty agrees to the restrictions in this Section 5.04.  Notwithstanding the foregoing, with respect to Goldman, Sachs & Co., the restrictions contained in this Section 5.04 shall only apply to the Goldman Sachs Principal Strategies Group, as currently configured, and shall not restrict or limit the activities of any area or division of Goldman, Sachs & Co. or any of its Affiliates, other than Goldman Sachs Principal Strategies Group, as currently configured.  For the avoidance of doubt, with respect to Morgan Stanley & Co. Incorporated, the restrictions contained in this Section 5.04 shall only apply to MSDW Strategic Investments, Inc., as currently configured, and shall not restrict or limit the activities of any area or division of Morgan Stanley & Co. Incorporated or any of its Affiliates, other than MSDW Strategic Investments, Inc., as currently configured.

Section 5.05.          Taking of Necessary Action.  Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement.

Without limiting the foregoing, Linn Energy and each Purchaser will, and Linn Energy shall cause each of its Subsidiaries to, use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or Linn Energy, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the other Basic Documents.

Section 5.06.          Non-Disclosure; Interim Public Filings.  Linn Energy shall, on or before 8:30 a.m., New York time, on the first Business Day following execution of this Agreement, issue a press release acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby, but excluding the material terms of the Basic Documents.  Before 8:30 a.m., New York time, on the first Business Day following the Closing Date, Linn Energy shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by this Agreement and the other Basic Documents and including as exhibits to such 8-K Filing this Agreement and the other Basic Documents, in the form required by the Exchange Act.  Thereafter, Linn Energy shall timely file any filings and notices required by the Commission or applicable Law with respect to the transactions contemplated hereby and provide copies thereof to the Purchasers promptly after filing.  Except with respect to the 8-K Filing and the press release referenced above (a copy of which will be provided to the Purchasers for their review as early as practicable prior to its filing), Linn Energy shall, at least two (2) Business Days prior to the filing or dissemination of any disclosure required by this Section 5.06, provide a copy thereof to the Purchasers for their review.  Linn Energy and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or The Nasdaq Global Market (or other exchange on which securities of Linn Energy are listed or traded) with respect to the transactions contemplated hereby, and neither Party shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of the other, except if such disclosure is required by Law, in which case the disclosing Party shall promptly provide the other Party with prior notice of such public statement, filing or other communication.  Notwithstanding the foregoing, Linn Energy shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any press release, without the prior written consent of such Purchaser except to the extent the names of the Purchasers are included in this Agreement as filed as an exhibit to the 8-K Filing and the press release referred to in the first sentence above.  Linn Energy shall not, and shall cause each of its respective Representatives not to, provide any Purchaser with any material non-public information regarding Linn Energy from and after the issuance of the above-referenced press release without the express written consent of such Purchaser.

Section 5.07.          Use of Proceeds.  Linn Energy shall use the collective proceeds from the sale of the Purchased Class D Units and the Purchased Units to partially finance the Dominion Acquisition.

Section 5.08.          Class D Amendment.  Linn Energy shall cause the Class D Amendment to be adopted immediately prior to the issuance and sale of the Class D Units contemplated by this Agreement.

Section 5.09.          Tax Information.  Linn Energy shall cooperate with the Purchasers and provide the Purchasers with any reasonably requested tax information related to their ownership of the Purchased Units and the Purchased Class D Units.

Section 5.10.          Short Selling Acknowledgement and Agreement.  Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of short sales of securities “against the box” prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act.  Each Purchaser agrees, severally and not jointly, that it will not engage in any Short Sales that result in the disposition of the Units acquired hereunder by the Purchaser until such time as the Registration Statement (as defined in the Registration Rights Agreement) is declared effective (it being understood that the entering into of a total return swap that is exempt from registration under the Securities Act should not be considered a Short Sale of Units).  No Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of Linn Energy otherwise owned by such Purchaser or borrowed from a broker after the date the press release contemplated by this Agreement is issued by Linn Energy; provided, with respect to Goldman, Sachs & Co., the restrictions contained in this Section 5.10 shall only apply to the Goldman Sachs Principal Strategies Group, as currently configured, and shall not restrict or limit the activities of any area or division of Goldman, Sachs & Co. or any of its Affiliates, other than Goldman Sachs Principal Strategies Group, as currently configured.

ARTICLE VI

CLOSING CONDITIONS

Section 6.01.               Conditions to the Closing.

(a)           Mutual Conditions.  The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Units and the Purchased Class D Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)            no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;

(ii)           there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(iii)          Linn Energy shall have consummated the Dominion Acquisition substantially on the terms set forth or contemplated in the Dominion Acquisition Agreement executed on the date hereof.

(b)           Each Purchaser’s Conditions.  The respective obligation of each Purchaser to consummate the purchase of its Purchased Units and Purchased Class D Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)            Linn Energy shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by Linn Energy on or prior to the Closing Date;

(ii)           the representations and warranties of Linn Energy contained in this Agreement that are qualified by materiality or Linn Energy Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii)          since the date of this Agreement, no Linn Energy Material Adverse Effect shall have occurred and be continuing;

(iv)          Linn Energy shall have adopted the Class D Amendment in all material respects in the form attached as Exhibit A to this Agreement;

(v)           Linn Energy shall have submitted to The Nasdaq Global Market a Notification Form: Listing of Additional Units with respect to the Purchased Units and the Units underlying the Purchased Class D Units and no notice of delisting from The Nasdaq Global Market shall have been received by Linn Energy with respect to the Units;

(vi)          Linn Energy shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Linn Energy’s closing deliveries described in Section 6.02 of this Agreement;

(vii)         the Unitholder Voting Agreement shall be in full force and effect; and

(viii)        a minimum of $850 million has been delivered to the Escrow Account (as such term is defined in the Escrow Agreement) by the Purchasers and not withdrawn and at least such minimum amount has been released to Linn Energy from the Escrow Account on the Closing Date.

(c)           Linn Energy’s Conditions.  The obligation of Linn Energy to consummate the sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (which may be waived by Linn Energy in writing, in whole or in part, to the extent permitted by applicable Law):

(i)            each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;

(ii)           the funds escrowed pursuant to the Escrow Agreement shall have been released to Linn Energy;

(iii)          the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iv)          since the date of this Agreement, no Purchaser Material Adverse Effect shall have occurred and be continuing; and

(v)           each Purchaser shall have delivered, or caused to be delivered, to Linn Energy at the Closing, such Purchaser’s closing deliveries described in Section 6.03 of this Agreement.

Section 6.02.               Linn Energy Deliveries.  At the Closing, subject to the terms and conditions of this Agreement, Linn Energy will deliver, or cause to be delivered, to each Purchaser:

(a)           the Purchased Units and the Purchased Class D Units by delivering certificates (bearing the legend set forth in Section 4.08) evidencing such Purchased Units and such Purchased Class D Units at the Closing, all free and clear of any Liens, encumbrances or interests of any other party;

(b)           the Officer’s Certificate substantially in the form attached to this Agreement as Exhibit E;

(c)           opinions addressed to the Purchasers from outside legal counsel to Linn Energy and from the General Counsel of Linn Energy, each dated the Closing Date, substantially similar in substance to the form of opinions attached to this Agreement as Exhibit B;

(d)           the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit C, which shall have been duly executed by Linn Energy;

(e)           a certificate of the Secretary of Linn Energy dated as of the Closing Date substantially in the form attached to this Agreement as Exhibit G;

(f)            a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the due organization and good standing in the State of Delaware of Linn Energy; and

(g)           a receipt, dated the Closing Date, executed by Linn Energy and delivered to each Purchaser certifying that Linn Energy has received the Purchase Price with respect to the Purchased Class D Units and the Purchased Units issued and sold to all Purchasers.

Section 6.03.               Purchaser Deliveries.  At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to Linn Energy:

(a)           notice to the Escrow Agent instructing the Escrow Agent to release the funds escrowed pursuant to the Escrow Agreement in respect of such Purchaser to Linn Energy;

(b)           the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit C, which shall have been duly executed by such Purchaser; and

(c)           an Officer’s Certificate substantially in the form attached to this Agreement as Exhibit F.

ARTICLE VII

INDEMNIFICATION, COSTS AND EXPENSES

Section 7.01.               Indemnification by Linn Energy.  Linn Energy agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to (i) any actual or proposed use by Linn Energy of the proceeds of any sale of the Purchased Class D Units or the Purchased Units or (ii) the breach of any of the representations, warranties or covenants of Linn Energy contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.

Section 7.02.               Indemnification by Purchasers.  Each Purchaser agrees, severally and not jointly, to indemnify Linn Energy and its Representatives (collectively, “Linn Energy Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the covenants of such Purchaser contained herein.

Section 7.03.               Indemnification Procedure.  Promptly after any Linn Energy Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.  Such notice shall state the nature and the basis of such claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof.  Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.               Interpretation.  Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to”.  Whenever Linn Energy has an obligation under the Basic Documents, the expense of complying with such obligation shall be an expense of Linn Energy unless otherwise specified.  Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified.  If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect.  The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 8.02.               Survival of Provisions.  The representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement indefinitely.  The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Class D Units or the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof.  All indemnification obligations of Linn Energy and the Purchasers pursuant to Section 3.12, Section 4.07 and Article VII of this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

Section 8.03.               No Waiver; Modifications in Writing.

(a)           Delay.  No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at Law or in equity or otherwise.

(b)           Specific Waiver.  Except as otherwise provided in this Agreement or the Registration Rights Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by Linn Energy from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.

Section 8.04.               Binding Effect; Assignment.

(a)           Binding Effect.  This Agreement shall be binding upon Linn Energy, each Purchaser, and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.

(b)           Assignment of Purchased Class D Units and Purchased Units.  All or any portion of a Purchaser’s Purchased Class D Units or Purchased Units purchased pursuant to this

Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities Laws, Section 5.04 of this Agreement, and the Registration Rights Agreement.

(c)           Assignment of Rights.  Each Purchaser may assign all or any portion of its rights and obligations under this Agreement without the consent of Linn Energy (i) to any Affiliate of such Purchaser or (ii) in connection with entering into a total return swap or transferring its Purchased Class D Units and the Purchased Units to a swap counterparty, and in each case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.  Except as expressly permitted by this Section 8.04(c), such rights and obligations may not otherwise be transferred except with the prior written consent of Linn Energy (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.

Section 8.05.               Aggregation of Purchased Class D Units and Purchased Units.  All Purchased Class D Units and Purchased Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 8.06.               Confidentiality and Non-Disclosure.  Notwithstanding anything herein to the contrary, each Purchaser that has executed a confidentiality agreement in favor of Linn Energy shall continue to be bound by such confidentiality agreement in accordance with the terms thereof until Linn Energy discloses on Form 8-K with the Commission the transactions contemplated hereby.

Section 8.07.               Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:

(a)   If to Structured Finance Americas LLC:

Structured Finance Americas, LLC
c/o Deutsche Bank Securities Inc.
60 Wall Street, 4th Floor
New York, New York 10005
Attention: Sunil Hariani
Telephone: (212) 250-6340
Facsimile: (212) 797-9358
Email: equitynotice@list.db.com

with a copy to:

Structured Finance Americas, LLC
c/o Deutsche Bank Securities Inc.
60 Wall Street, 13th Floor
New York, New York 10005
Attention: Elia Kourtesiadou
Facsimile: (732) 578-3927

(b)   If to Royal Bank of Canada by its agent RBC Capital Markets Corporation:

Royal Bank of Canada by its agent RBC Capital Markets Corporation
1 Liberty Plaza, 2nd Floor
New York, New York 10006
Attention: Joe Muskatel

(c)   If to Credit Suisse Management LLC:

Credit Suisse Management LLC
1 Madison Avenue
New York, New York 10010
Attention:  Jerrold Gordon
Telephone: (212) 538-6320
Facsimile:  (212) 538-4095
Email:  jerrold.gordon@credit-suisse.com

(d)   If to MLP Investment Holdings, Inc.:

MLP Investment Holdings, Inc.
c/o Bear Stearns & Co., Inc.
383 Madison Avenue
New York, New York 10179
Attention:  Jeremy Hill and Patrick Dempsey
Telephone:  (212) 272-8279
Facsimile:  (212) 272-4022

(e)   If to AT MLP Fund, LLP:

Atlantic Trust
1700 Lincoln, Suite 2550
Denver, Colorado 80203
Attention:  Paul McPheeters
Telephone:  (720) 221-5052

(f)    If to Citigroup Financial Products Inc.:

Citigroup Financial Products Inc.
390 Greenwich Street
New York, New York 10013
Attention:  Brendan O’Dea
Telephone:  (212) 723-5336
Email:  brendan.odea@citi.com

(g)   If to Energy Income and Growth Fund, Fiduciary/Claymore MLP Opportunity Fund or MLP & Strategic Equity Fund Inc.:

c/o Fiduciary Asset Management
8112 Maryland Avenue, Suite 400
St. Louis, Missouri 63105
Attention: Jim Cunnane
Facsimile: (314) 863-4360

(h)   If to Fir Tree Value Master Fund, LP or Fir Tree Recovery Master Fund LP:

Fir Tree, Inc.
505 Fifth Avenue, 23rd Floor
New York, New York 10017
Attention:  Brian Meyer
Facsimile:  (212) 599-1330

(i)    If to Strome MLP Fund, LP:

Strome MLP Fund, LP
c/o Strome Group
100 Wilshire Boulevary, Suite 1750
Santa Monica, California 90401
Attention:  Casey Borman

(j)    If to UBS AG London Branch:

UBS AG London Branch
1285 Avenue of the Americas
New York, New York 10019
Attention:  Chris Coward

(k)   If to ZLP Fund, L.P.:

ZLP Fund, L.P.
Harborside Financial Center
Plaza 10, Suite 301
Jersey City, New Jersey 07311
Attention:  Daniel M. Lynch
Telephone:  (212) 440-0741
Facsimile:  (201) 716-1425
Email:  lynch@zimmerlucas.com

(l)    If to Omega Advisors, Inc. or Leon G. Cooperman

Omega Advisors, Inc.
88 Pine Street, 31st Floor
New York, New York 10005
Attention:  Denis Wong
Telephone:  (212) 495-7067
Fascimile:  (212) 747-6250
Email:  dwong@omega-advisors.com

(m)  If to Perry Partners LP:

Perry Capital
747 Fifth Avenue, 19th Floor
New York, New York 10153
Attention:  Mike Neus or Parsa Kiai

(n)   If to Third Point Partners Qualified L.P. or Third Point Partners L.P.

Third Point LLC
390 Park Avenue
New York, New York 10022
Attention:  Robert Taylor
Telephone: (212) 224-7409

(o)   If to Goldman, Sachs & Co., on behalf of its Principal Strategies Group:

Goldman Sachs Principal Strategies Group
c/o Goldman, Sachs & Co.
1 New York Plaza, 47th Floor
New York, New York 10004
Attention:  Gaurav Bhandari or Sabrina Liak
Facsimile:  (212) 256-4756 or (212) 256-4869

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:  Steven J. Steinman, Esq.
Facsimile:  (212) 859-4000

(p)   If to Jennison Utility Fund and Jennison Equity Income Fund:

Jennison Associates LLC
466 Lexington Avenue
New York, New York 10017
Attention:  Shaun Hong and Ubong U. Edemeka, Managing Directors
Facsimile:  (212) 682-0149
Email:  shong&jennison.com; bedemeka@jennison.com

with a copy to:

Attention:  Maya Teufel, Legal Department
Facsimile:  (212) 682-9831
Email:  mteufel@jennison.com

and:

Attention:  Michael Ryan, Client Accounting
Facsimile:  (212) 949-9753
Email:  mryan@jennison.com

(q)   If to Lehman Brothers MLP Opportunity Fund, Lehman Brothers MLP Partners, L.P., Lehman Brothers Co-Investment Partners, L.P. or LB1 Group Inc.:

Lehman Brothers MLP Partners, L.P.
399 Park Avenue, 9th Floor
New York, New York 10022
Attention:  Kyri Loupis

(r)    If to New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (Texas), L.P. or New Mountain Vantage HoldCo Ltd.:

c/o New Mountain Capital, L.L.C.
787 Seventh Avenue, 49th Floor
New York, New York 10019
Attention:  David DiDomenico
Telephone:  (212) 720-0357
Facsimile:  (212) 582-2277
Email:  ddidomenico@newmountaincapital.com

with a copy to (which shall not constitute notice hereunder):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:  Jeffrey Bagner
Telephone:  (212) 859-8000
Facsimile:  (212)-859-4000
Email:  jeffrey.bagner@friedfrank.com

(s)   If to MSDW Strategic Investments, Inc.:

MSDW Strategic Investments, Inc.
1585 Broadway, 5th Floor
New York, New York 10036
Attention:  Todd Bosch
Telephone:  (212) 761-5438
Facsimile:  (212) 507-4888

with a copy to:

Morgan Stanley Legal and Compliance Division
1221 Avenue of the Americas, 40th Floor
New York, New York 10020
Attention:  Anthony Cicia or Amanda Bixler
Telephone:  (212) 762-4828 or (212) 762-4707
Facsimile:  (212) 507-4338 or (646) 290-2603

(t)    If to Gerald Smith:

Nancy A. Cooke
P.O. Box 131405
Houston, Texas 77219
Telephone:  (713) 621-9444
Email:  nancyacooke@aol.com

(u)   If to Northwestern Mutual Life Insurance Company:

Northwestern Mutual
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention:  Anne T. Brower
Telephone:  (414) 665-4520
Facsimile:  (414) 625-4520
Email:  annebrower@northwesternmutual.com

(v)   If to Ore Hill Hub Fund Ltd.:

Ore Hill Partners LLC
650 Fifth Avenue, 9th Floor
New York, New York 10019
Attention:  Caroline Rothschild
Telephone:  (212) 389-2342
Facsimile:  (212) 214-0799
Email:  crothschild@orehill.com

(w)  If to Meritage Fund Ltd. or Meritage Investors LLC:

Renaissance Technologies Corp.
Meritage Funds
800 Third Avenue, 34th Floor
New York, New York 10022
Attention:  Mark Mindich
Telephone:  (212) 821-1533
Facsimile:  (212) 759-1081
Email:  mmindich@rentec.com

(x)    If to Standard General Master Fund L.P.:

Standard General LP
650 Madison Avenue, 25th Floor
New York, New York 10022
Attention:  Nicolas J. Singer
Telephone:  (212) 610-9179
Facsimile:  (212) 610-9171
Email:  nsinger@stdgen.com

(y)   If to Greg D. Kerly:

2350 North Sam Houston Parkway East, Suite 125
Houston, Texas 77032
Attention:  Greg D. Kerly
Telephone:  (281) 618-4803
Email:  greg_kerly@swn.com

(z)    If to Capital Management LLC:

Capital Management LLC
45 Rockefeller Plaza
New York, New York 10111
Attention:  Rich Levy

(aa) If to GPS Partners LLC:

GPS Partners LLC
Del Mar Onshore Partners LP
c/o GPS Partners
100 Wilshire Boulevard, Suite 900
Santa Monica, California 90401
Attention:  Jeff Farron
Telephone:  (310) 496-5365
Facsimile:  (310) 496-5399
Email:  farron@gpsfund.com

(bb) If to Hartz Capital MLP, LLC and Hartz Fund Advisors LLC:

Hartz Capital MLP LLC
400 Plaza Drive
Secaucus, New Jersey 07094
Attention:  Noah B. Lerner
Telephone:  (201) 272-6004
Facsimile:  (201) 866-6387
Email:  noah.lerner@hartzmountain.com

(cc) If to Farrington Capital, LP:

Tiber Capital Corporation – An LS Power Group Company
1700 Broadway, 35th Floor
New York, New York 10019
Attention:  Eric Dieckman
Telephone:  (212) 287-0556
Facsimile:  (212) 615-3440
Email:  edieckman@lspower.com

(dd) If to Dresdner Bank Ag.:

Dresdner Bank Ag.
1301 Avenue of the Americas
New York, New York 10019-6163
Attention:  Liz Mendoza, 10th Floor
Telephone:  (212) 895-6565

(ee) If to RCH Energy MLP Fund, L.P., RCH Energy MLP Fund A, L.P. or RCH Energy Opportunity Fund I, L.P.:

RCH Energy MLP Fund, L.P.
RCH Energy MLP Fund A, L.P.
RCH Energy Opportunity Fund I, L.P.
200 Crescent Court, Suite 1060
Dallas, Texas 75201
Attention:  Robert Raymond
Telephone:  (214) 871-8680
Facsimile:  (214) 871-8683
Email: rraymond@rchenergy.com

(ff)   If to Reservoir Master Fund, L.P.:

Reservoir Master Fund, L.P.
c/o Reservoir Capital Group
650 Madison Avenue, 26th Floor
New York, New York 10022
Attention:  Craig Huff / Adeel Qalbani
Telephone:  (212) 610-9010 / 9082

(gg) If to D.E. Shaw Synoptic Portfolios 5, L.L.C.:

D.E. Shaw & Co.
120 West 45th Street
New York, New York 10036
Attention:  Shi Nisman
Telephone:  (212) 478-0836
Facsimile:  (212) 845-1836

(hh) If to Linn Energy:

Linn Energy, LLC
600 Travis, Suite 7000
Houston, Texas 77002
Attention: Kolja Rockov
Facsimile: (281) 840-4100
Email: kr@linnenergy.com

with a copy to:

Vinson & Elkins L.L.P.
2500 First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Jeffery K. Malonson, Esq.
Facsimile: (713) 615-5627
Email: jmalonson@velaw.com

or to such other address as Linn Energy or such Purchaser may designate in writing.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery or via electronic mail.

Section 8.08.               Removal of Legend.  Linn Energy shall remove the legend described in Section 4.08 from the certificates evidencing the Purchased Class D Units or the Purchased Units and the certificates evidencing the Units issuable upon the conversion of the Purchased Class D Units at the request of a Purchaser submitting to Linn Energy such certificates, together with such other documentation as may be reasonably requested by Linn Energy or required by its transfer agent, unless Linn Energy, with the advice of counsel, reasonably determines that such removal is inappropriate; provided that no opinion of counsel shall be required in the event a Purchaser is effecting a sale of such Purchased Class D Units or Purchased Units pursuant to Rule 144 under the Securities Act or an effective registration statement.  Linn Energy shall cooperate with such Purchaser to effect removal of such legend.  Subject to 4.6(c) and Section 5.10(f) of the Limited Liability Company Agreement, the legend described in Section 4.08 shall be removed and Linn Energy shall issue a certificate without such legend to the holder of Purchased Class D Units or Purchased Units upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Purchased Class D Units or Purchased Units are sold pursuant to an effective Registration Statement, (ii) in connection with a sale, assignment or other transfer, such holder provides Linn Energy with an opinion of a law firm reasonably acceptable to Linn Energy (with any law firm set forth under Section 8.07 being deemed acceptable), in a generally acceptable form, to the effect that such sale, assignment or transfer of such Purchased Class D Units or Purchased Units may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides Linn Energy with reasonable assurance that such Purchased Class D Units or Purchased Units can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A under the Securities Act.  If Linn Energy shall fail for any reason or for no reason to issue to the holder of such Purchased Class D Units or Purchased Units within three trading days after the occurrence of any of clause (i), clause (ii) or clause (iii) above a certificate without such legend to the holder or if Linn Energy fails to deliver unlegended Purchased Class D Units or Purchased Units within three trading days of the Purchaser’s election to receive such unlegended Purchased Class D Units or Purchased Units pursuant to clause (y) below, and if on or after such trading day the holder purchases (in an open market transaction or otherwise) Class D Units or Units to deliver in satisfaction of a sale by the holder of such Purchased Class D Units or Purchased Units that the holder anticipated receiving without legend from Linn Energy (a “Buy-In”), then Linn Energy shall, within three (3) Business Days after the holder’s request and in the holder’s discretion, either (x) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the Class D Units or Units so purchased (the “Buy-In Price”), at which point Linn Energy’s obligation to deliver such unlegended Purchased Class D Units or Purchased Units shall terminate, or (y) promptly honor its obligation to deliver to the holder such unlegended Purchased Class D Units or Purchased Units as provided above and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Class D Units or Units times (B) the closing bid price on the date of exercise.

Section 8.09.               Entire Agreement.  This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by Linn Energy or a Purchaser set forth herein or therein.  This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.

Section 8.10.               Governing Law.  This Agreement will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws.

Section 8.11.               Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 8.12.               Termination.

(a)           Notwithstanding anything herein to the contrary, this Agreement may be terminated on or any time prior to the Closing:

(i)            by the mutual written consent of the Purchasers entitled to purchase a majority of the Purchased Units based on their Commitment Amounts and Linn Energy; or

(ii)           by the written consent of the Purchasers entitled to purchase a majority of the Purchased Units based on their Commitment Amounts or by Linn Energy, (i) if any representation or warranty of the other Party set forth in this Agreement shall be untrue in any material respect when made, or (ii) upon a breach in any material respect of any covenant or agreement on the part of the other set forth in this Agreement (either (i) or (ii) above being a “Terminating Breach”); provided, that, each Terminating Breach would cause the conditions to the non-terminating Party’s obligations not to be satisfied and such Terminating Breach is not cured within 20 days after written notice from the non-breaching Party.

(b)           Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate on or any time prior to the Closing:

(i)            if the Closing shall not have occurred on or before December 1, 2007;

(ii)           if less than $850 million is received by Linn Energy from the Purchasers on the Closing Date;

(iii)          if the Dominion Acquisition Agreement shall have been terminated pursuant to its terms; or

(iv)          if a Law shall have been enacted or promulgated, or if any Action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.

(c)           In the event of the termination of this Agreement as provided in Section 8.12(a) or Section 8.12(b), this Agreement shall forthwith become null and void.  In the event of such termination, there shall be no liability on the part of any Party hereto, except as set forth in Article VII of this Agreement and Section 8.12(d) of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of Linn Energy; provided that nothing herein shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement.

(d)           In the event of the termination of this Agreement as provided in Section 8.12(b)(i), and if a Purchaser is not in breach or default in any material respect under any of the terms of this Agreement, then Linn Energy shall pay to such Purchaser a fee equal to 0.10% of the aggregate purchase price for the Purchased Units that such Purchaser is committed to purchase pursuant to this Agreement.

Section 8.13.               Expenses.  Linn Energy hereby covenants and agrees to reimburse Pillsbury Winthrop Shaw Pittman LLP for reasonable and documented costs and expenses (including legal fees) incurred in connection with the negotiation, execution, delivery and performance of the Basic Documents and the transactions contemplated hereby and thereby, provided that such costs and expenses do not exceed $75,000 and that any request for such expense reimbursement be accompanied by a detailed invoice for such amount.  If any action at law or equity is necessary to enforce or interpret the terms of the Basic Documents, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

Section 8.14.               Recapitalization, Exchanges, Etc. Affecting the Purchased Class D Units and the Purchased Units.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Linn Energy or any successor or assign of Linn Energy (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Purchased Class D Units or the Purchased Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.

Section 8.15.               Obligations Limited to Parties to Agreement.  Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and Linn Energy shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the other Basic Documents or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Linn Energy or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or Linn Energy or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers and Linn Energy under this Agreement or the other Basic Documents or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

LINN ENERGY, LLC

By:	/s/ Mark E. Ellis
Mark E. Ellis
Executive Vice President and
Chief Operating Officer

Structured Finance Americas, LLC

By:	/s/ Sunil Hariani
Name:	Sunil Hariani
Title:	Director

By:	/s/ Andrea Leung
Name:	Andrea Leung
Title:	Managing Director

Royal Bank of Canada
by its agent
RBC Capital Markets Corporation

By:	/s/ Josef Muskatel
Name:	Josef Muskatel
Title:	Director and Senior Counsel

By:	/s/ David Weiner
Name:	David Weiner
Title:	Managing Director

CREDIT SUISSE MANAGEMENT LLC

By:	/s/ Gerard Murtagh
Name:	Gerard Murtagh
Title:	Managing Director

MLP INVESTMENT HOLDINGS, INC.

By:	/s/ Jeremy Hill
Name:	Jeremy Hill
Title:	Vice President

AT MLP FUND, LLP

By:	/s/ Paul McPheeters
Name:	Paul McPheeters
Title:	Managing Director

Citigroup Financial Products Inc.

By:	/s/ Bret Engelkemier
Name:	Bret Engelkemier
Title:	Managing Director

ENERGY GROWTH AND INCOME FUND

By:	/s/ Mark R. Bradley
Name:	Mark R. Bradley
Title:	CFO

Fiduciary/Claymore MLP Opportunity Fund

By:	/s/ James J. Cunnane, Jr.
Name:	James J. Cunnane, Jr.
Title:	Vice President

MLP & Strategic Equity Fund Inc.

By:	/s/ James J. Cunnane, Jr.
Name:	James J. Cunnane, Jr.
Title:	Senior Portfolio Manager –
Fiduciary Asset Management, LLC, subadviser to the MLP & Strategic Equity Fund Inc.

FIR TREE RECOVERY MASTER
FUND LP

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

FIR TREE VALUE MASTER FUND, LP

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

Strome MLP Fund, LP

By:	/s/ Peter Davies
Name:	Peter Davies
Title:	CEO of Strome Investment
Management, LP, the general partner
of Strome MLP Fund, LP

UBS AG LONDON BRANCH

By:	/s/ Richard Simpson
Name:	Richard Simpson
Title:	Managing Director

ZLP Fund LP

By:	Zimmer Lucas Partners, LLC,
its General Partner

By:	/s/ Craig M. Lucas
Name:	Craig M. Lucas
Title:	Managing Member

OMEGA ADVISORS, INC.*

By:	/s/ Denis Wong
Name:	Denis Wong
Title:	COO

* solely in its capacity as investment manager of the following entities and not in its individual corporate capacity:

Omega Capital Partners, L.P.

Omega Capital Investors, L.P.

Omega SPV Partners IV, L.P.

Omega Equity Investors, L.P.

Beta Equities, Inc.

GS&Co Profit Sharing Master Trust

Presidential Life Corporation

The Ministers and Missionaries Benefit Board of American Baptist Churches

See attached Schedule A for the allocation.

LEON G. COOPERMAN

By:	/s/ Illegible
Name:	Illegible
Title:

Perry Partners LP

By:	Perry Corp., Managing Illegible Partner

By:	/s/ Illegible
Name:	Illegible
Title:	Chief Financial Officer

[Third Point Partners Qualified L.P.]

By:	/s/ Justin Nadler
Name:	Justin Nadler
Title:	COO

[Third Point Partners L.P.]

By:	/s/ Justin Nadler
Name:	Justin Nadler
Title:	COO

Goldman Sachs Principal Strategies

By:	/s/ Gaurav Bhandari
Name:	Gaurav Bhandari
Title:	Managing Director

Jennison Utility Fund (“Fund”), as series
of the Jennison Sector Funds, Inc.

By:	Jennison Associates LLC, as subadvisor
to the Fund

By:	/s/ Ubong Edemeka
Name:	Ubong Edemeka
Title:	Managing Director

Jennison Equity Income Fund (“Fund”),
as series of the Strategic Partners Mutual
Funds, Inc.

By:	Jennison Associates LLC, as subadvisor
to the Fund

By:	/s/ Ubong Edemeka
Name:	Ubong Edemeka
Title:	Managing Director

Lehman Brothers MLP Opportunity Fund, L.P.

By:	/s/ Kyri Loupis
Name:	Kyri Loupis
Title:	Senior Vice President

Lehman Brothers MLP Partners, L.P.

By:	/s/ Kyri Loupis
Name:	Kyri Loupis
Title:	Senior Vice President

Lehman Brothers Co-Investment Partners, L.P.

By:	/s/ David Stonberg
Name:	David Stonberg
Title:	Managing Director

LB1 GROUP INC.

By:	/s/ Leon Zaltzman
Name:	Leon Zaltzman
Title:	Managing Director

NEW MOUNTAIN VANTAGE, LP

By:	/s/ Steven B. Klinsky
Name:	Steven B. Klinsky
Title:	Managing Member of the CP
New Mountain Vantage CP, LLC

NEW MOUNTAIN VANTAGE
(CALIFORNIA), LP

By:	/s/ Steven B. Klinsky
Name:	Steven B. Klinsky
Title:	Managing Member of the CP
New Mountain Vantage CP, LLC

NEW MOUNTAIN VANTAGE
HOLDCO LTD.

By:	/s/ Steven B. Klinsky
Name:	Steven B. Klinsky
Title:	Director

NEW MOUNTAIN VANTAGE
(TEXAS), LP

By:	/s/ Steven B. Klinsky
Name:	Steven B. Klinsky
Title:	Managing Member of the CP
New Mountain Vantage CP, LLC

MSDW Strategic Investments, Inc.

By:	/s/ Illegible
Name:	Illegible
Title:

Gerald H. Smith

By:	/s/ Nancy Cooke
Name:	Gerald H. Smith by Nancy Cooke
Title:	Attorney-in-Fact

THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY

By:	/s/ David A. Barras
Name:	David A. Barras
Title:	Its Authorized Representative

ORE HILL HUB FUND, LTD.
By: Ore Hill Partners LLC
Its: Investment Advisor

By:	/s/ Claude A. Baum
Name:	Claude A. Baum, Esp.
Title:	General Counsel
Ore Hill Partners LLC

Meritage Fund Ltd.

By:	/s/ Alex Magaro
Name:	Alex Magaro
Title:	Vice President

Meritage Investors LLC
By: Meritage Group LP, Investment Manager
By: MWG GP, LLC, General Partner

By:	/s/ Alex Magaro
Name:	Alex Magaro
Title:	Manager

STANDARD GENERAL MASTER FUND L.P.

By: STANDARD GENERAL GP LLC, its
general partner

By: STANDARD GENERAL
MANAGEMENT LLC, its managing
member

By:	/s/ illegible
Name:	illegible
Title:

GREG D. KERLY

By:	/s/ Greg D. Kerly
Name:	Greg D. Kerly
Title:

Alerian Capital Management LLC

By:	/s/ Richard Levy
Name:	Richard Levy
Title:	CFO

GPS New Equity Fund LP

By:	/s/ Steven Sugarman
Name:	Steven Sugarman
Title:	Partner, GPS Partners LLC

GPS MLP Fund LP

By:	/s/ Steven Sugarman
Name:	Steven Sugarman
Title:	Partner, GPS Partners LLC

GPS Partners LLC

By:	/s/ Steven Sugarman
Name:	Steven Sugarman
Title:	Partner

HARTZ CAPITAL MLP, LLC.

By:	Hartz Capital, Inc.
Its Manager

By:	/s/ Jonathan B. Schindel
Name:	Jonathan B. Schindel
Title:	Secretary & General Counsel

HARVEST FUND ADVISORS LLC
on behalf of
HARVEST SHARING LLC

By:	/s/ Anthony Merhige
Name:	Anthony Merhige
Title:	CAO & GC

HARVEST FUND ADVISORS LLC
on behalf of
HARVEST INFRASTRUCTURE
PARTNERS FUND LLC

By:	/s/ Anthony Merhige
Name:	Anthony Merhige
Title:	CAO & GC

Farrington Capital, LP

By:	/s/ Paul Segal
Name:	Paul Segal
(on behalf of Farrington Capital, LP)
Title:	President

Dresdner Bank Ag

By:	/s/ Ligia Matasur
Name:	Ligia Matasur
Title:	Director
Bryan Segfried
Managing Director

RCH Energy Opportunity Fund II, LP
By: RCH Energy Opportunity Fund II GP, L.P.
Its General Partner
By: RR Advisors, LLC
Its General Partner

By:	/s/ Robert Raymond
Name:	Robert Raymond
Title:	Sole-Member

RCH Energy MLP Fund, LP
By: RCH Energy MLP Fund GP, L.P.
Its General Partner
By: RR Advisors, LLC
Its General Partner

By:	/s/ Robert Raymond
Name:	Robert Raymond
Title:	Sole-Member

RCH Energy MLP Fund A, LP
By: RCH Energy MLP Fund GP, L.P.
Its General Partner
By: RR Advisors, LLC
Its General Partner

By:	/s/ Robert Raymond
Name:	Robert Raymond
Title:	Sole-Member

RESERVOIR MASTER FUND, LP
By: RMF GP, LLC, its general partner

By:	/s/ Craig Huff
Name:	Craig Huff
Title:	President

D. E. SHAW SYNOPTIC PORTFOLIOS
5, L.L.C.

By:	/s/ Daniel Posner
Name:	Daniel Posner
Title:	Authorized Signatory

Schedule 2.01

PURCHASERS AND COMMITMENT AMOUNTS

Purchaser	Units	Class D Units	Gross Proceeds to Issuer
Structured Finance Americas, LLC	710,666	1,913,169	$81,999,999.96
Royal Bank of Canada by its agent RBC Capital Markets Corporation	433,316	1,166,520	$49,998,019.13
Credit Suisse Management, LLC	476,666	1,283,225	$55,000,051.47
MLP Investment Holdings, Inc.	823,333	2,216,477	$95,000,036.25
AT MLP Fund, LLP	173,333	466,627	$20,000,007.40
Citigroup Financial Products Inc	390,000	1,049,910	$45,000,017.30
Energy Growth and Income Fund	25,999	69,994	$2,999,969.16
Fiduciary/Claymore MLP Opportunity Fund	60,666	163,319	$6,999,971.04
MLP & Strategic Equity Fund Inc.	65,001	174,986	$7,500,065.86
Fir Tree Recovery Master Fund LP	21,560	58,044	$2,487,780.66
Fir Tree Value Master Fund, LP	108,440	291,926	$12,512,225.12
Strome MLP Fund, LP	173,333	466,627	$20,000,007.40
UBS AG London Branch	86,666	233,314	$10,000,003.20
ZLP Fund LP	286,002	769,935	$33,000,107.68
Omega Advisors, Inc. solely in its capacity as investment manager	433,333	1,166,568	$50,000,049.89
Leon G. Cooperman.	43,333	116,656	$4,999,970.61
Perry Partners LP, by Perry Corp.	390,000	1,049,910	$45,000,017.30
Third Point Partners Qualified L.P.	866,353	2,332,288	$99,963,817.74
Third Point Partners L.P.	866,980	2,333,976	$100,036,166.02
Goldman Sachs Principal Strategies	303,333	816,597	$35,000,013.10
Jennison Utility Fund, as series of the Jennison Sector Funds, Inc.	342,333	921,588	$39,496,236.36
Jennison Equity Income Fund, as series of the Strategic Partners Mutual Funds, Inc.	34,667	93,325	$3,999,619.25
Lehman Brothers MLP Opportunity Fund	606,666	1,633,193	$69,999,995.30
Lehman Brothers MLP Partners	693,333	1,866,506	$79,999,999.49
Lehman Brothers Co-Investment Partners, L.P.	866,667	2,333,132	$100,000,007.88
LB1 Group Inc.	86,667	233,313	$10,000,004.19
New Mountain Vantage, L.P.	32,700	87,900	$3,769,023.39
New Mountain Vantage (California), L.P.	32,800	88,400	$3,787,710.44
New Mountain Vantage HoldCo Ltd.	77,433	208,427	$8,933,694.74
New Mountain Vantage (Texas), L.P.	30,400	81,900	$3,509,578.79
MSDW Strategic Investments, Inc.	390,000	1,049,910	$45,000,017.30
Gerald Smith	8,666	23,333	$1,000,030.70
The Northwestern Mutual Life Insurance Company	260,000	699,940	$30,000,011.60
Ore Hill Hub Fund Ltd.	86,666	233,314	$10,000,003.20
Meritage Fund Ltd.	303,333	816,597	$35,000,013.10
Standard General Master Fund L.P. by Standard General GP LLC, its general partner	130,000	349,970	$15,000,005.80
Greg D. Kerly	43,333	116,657	$5,000,001.60
Alerian Capital Management LLC	130,000	349,970	$15,000,005.80
GPS Partners LLC	804,283	2,165,194	$92,802,021.48

Purchaser	Units	Class D Units	Gross Proceeds to Issuer
Hartz Capital MLP, LLC by Hartz Capital, Inc., its Manager	69,333	186,651	$8,000,002.70
Harvest Fund Advisors LLC on behalf of Harvest Sharing LLC	21,666	58,328	$2,499,969.30
Harvest Fund Advisors LLC on behalf of Harvest Infrastructure Partners Fund LLC	43,334	116,657	$5,000,033.58
Farrington Capital, LP	43,333	116,657	$5,000,001.60
Dresdner Bank Ag.	433,333	1,166,567	$50,000,018.90
RCH Energy Opprotunity Fund II, LP	86,667	233,313	$10,000,004.19
RCH Energy MLP Fund, LP	42,466	114,324	$4,899,995.01
RCH Energy MLP Fund A, LP	867	2,333	$100,006.58
Reservoir Master Fund, LP	86,666	233,314	$10,000,003.20
D.E. Shaw Synoptic Portfolios 5, L.L.C.	390,000	1,049,910	$45,000,017.30
Total	12,999,989	34,997,005	$1,500,000,380.60

Schedule 3.14

Units
Michael C. Linn	4,211,342
Kolja Rockov	483,764
Mark E. Ellis	200,000
Lisa D. Anderson	65,000
Charlene A. Ripley	30,000
Roland P. Keddie	490,622
5,480,328

Exhibit A

FORM OF CLASS D AMENDMENT

AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
LINN ENERGY, LLC

THIS AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LINN ENERGY, LLC (this “Amendment”), dated as of [•], 2007, is entered into and effectuated by the Board of Directors (the “Board”) of Linn Energy, LLC, a Delaware limited liability company (the “Company”), pursuant to authority granted to it in Sections 5.5 and 11.1 of the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 19, 2006 (the “Limited Liability Company Agreement”).  Capitalized terms used but not defined herein are used as defined in the Limited Liability Company Agreement.

WHEREAS, Section 5.5(a) of the Limited Liability Company Agreement provides that the Company may issue additional Company Securities for any Company purpose at any time and from time to time for such consideration and on such terms and conditions as the Board shall determine, all without the approval of any Members;

WHEREAS, Section 5.5(b) of the Limited Liability Company Agreement provides that the Company Securities authorized to be issued by the Company pursuant to Section 5.5(a) of the Limited Liability Company Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities) as shall be fixed by the Board;

WHEREAS, Section 11.1(c)(vii) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member (subject to the provisions of Section 5.6 of the Limited Liability Company Agreement), may amend any provision of the Limited Liability Company Agreement that the Board determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Company Securities pursuant to Section 5.5 of the Limited Liability Company Agreement, and the Board has determined that the amendments contemplated hereby are necessary or appropriate in connection therewith;

WHEREAS, the Board has determined that the issuance of the Class D Units provided for in this Amendment is permitted by Section 5.6 of the Limited Liability Company Agreement;

WHEREAS, Section 11.1(c)(iv) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement to reflect a change that the Board determines does not adversely affect the Members (including any particular class of Interests as compared to other classes of Interests) in any material respect, and the Board has determined that such amendments contemplated hereby do not adversely affect the Members in any material respect; and

WHEREAS, the Board deems it in the best interest of the Company to effect this Amendment to provide for (i) the issuance of the Class D Units, (ii) the conversion of the Class D Units into Units in accordance with the terms described herein and (iii) such other matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

A.            Amendment.  The Limited Liability Company Agreement is hereby amended as follows:

1.             Section 1.1 of the Limited Liability Company Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

“Capital Account True-Up Election” has the meaning set forth in Section 6.1(d)(xii)(C).

“Class D Unit” means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to the Class D Units in this Agreement.  A “Class D Unit” shall not constitute a Unit until such time as such Class D Unit is converted into a Unit pursuant to Section 5.10.

“Issue Price” means the price at which a Unit or Class D Unit is purchased from the Company, net of any sales commissions or underwriting discount charged to the Company; for the avoidance of doubt, in the case of the Class D Units, the Issue Price shall be deemed to be $30.97 per Class D Unit and, in the case of the Privately Placed Units, $32.00 per Privately Placed Unit.

“Percentage Interest” means, as of any date of determination (a) as to any Unitholder or holder of Class D Units holding Units or Class D Units, the product obtained by multiplying (i) 100% less the percentage established pursuant to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units and Class D Units held by such Unitholder or holder of Class D Units by (B) the total number of all Outstanding Units or Outstanding Class D Units and (b) as to the holders of other Company Securities issued by the Company in accordance with Section 5.5, the percentage established as part of such issuance.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit, Class D Unit or Privately Placed Unit basis, as the case may be, underlying any Unit, Class D Unit or Privately Placed Unit, as the case may be, held by a Person.

“Private Placement Value” means with respect to the Class D Units $[•] per Class D Unit and the Privately Placed Units $[•] per Privately Placed Unit.

“Privately Placed Units” means the Units issued pursuant to the Unit Purchase Agreement.

“Pro Rata” means (a) when modifying Units, Class D Units, Privately Placed Units or any class of any thereof, apportioned equally among all designated Units, Class D Units or Privately Placed Units, as the case may be, in accordance with their relative Percentage Interests, and (b) when modifying Members, apportioned among all designated Members in accordance with their relative Percentage Interest.

“Remaining Net Positive Adjustments” means, as of the end of any taxable period, with respect to the holders of Units, Privately Placed Units or Class D Units, the excess of (i) the Net Positive Adjustments of the holders of Units, Privately Placed Units or Class D Units as of the end of such period over (ii) the sum of those Members’ Share of Additional Book Basis Derivative Items for each prior taxable period.

“Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, with respect to the holders of Units, Privately Placed Units or Class D Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the holders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Unit” means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to Units in this Agreement, which includes Privately Placed Units.  The term “Unit” does not refer to a Class D Unit prior to its conversion into a Unit pursuant to the terms hereof.

“Unit Majority” means a majority of the Outstanding Units.

“Unit Purchase Agreement” means the Class D Unit and Unit Purchase Agreement dated as of June 29, 2007 between the Company and the purchasers named therein.

2.             Article IV of the Limited Liability Company Agreement is hereby amended to add a new Section 4.6(c) as follows:

(c)           The transfer of a Class D Unit or a Privately Placed Unit shall be subject to the restrictions imposed by Section 6.5.

3.             Section 5.4(a) of the Limited Liability Company Agreement is hereby amended to add the following at the end of such section:

The initial Capital Account balance in respect of each Class D Unit shall be the Private Placement Value for such Class D Unit, and the initial Capital Account balance of each holder of Class D Units in respect of all Class D Units held shall be the product of such initial balance for a Class D Unit multiplied by the number of Class D Units held thereby.  The initial Capital Account balance in respect of each Privately Placed Unit shall be the Private Placement Value for such Privately Placed Unit, and the initial Capital Account balance of each holder of Privately Placed Units in respect of all Privately Placed Units held shall be the product of such initial balance for a Privately Placed Unit multiplied by the number of Privately Placed Units held thereby.  Immediately following the creation of a Capital Account balance in respect of each Class D Unit, each holder acquiring a Class D Unit at original issuance shall be deemed to have received a cash distribution in respect of such Class D Units in an amount equal to the product of (x) the total number of Class D Units so acquired by such holder multiplied by (y) the difference between the Private Placement Value and the Issue Price of a Class D Unit.  Immediately following the creation of a Capital Account balance in respect of each Privately Placed Unit, each Unitholder acquiring a Privately Placed Unit at original issuance shall be deemed to have received a cash distribution in respect of such Privately Placed Units in an amount equal to the product of (x) the total number of Privately Placed Units so acquired by such Unitholder multiplied by (y) the difference between the Private Placement Value and the Issue Price of a Privately Placed Unit.  The purpose of the four preceding sentences is to provide the initial purchasers of Class D Units and Privately Placed Units with a net Capital Account in the Class D Units and Privately Placed Units on the date of purchase equal to the Issue Price paid by those purchasers for the Class D Units and Privately Placed Units.

4.             Section 5.4(c)(i) of the Limited Liability Company Agreement is hereby amended to add the following at the end of such section:

Any adjustments that are made under this paragraph in connection with the issuance of the Class D Units or the Privately Placed Units shall be based on the Private Placement Value of the Class D Units and the Privately Placed Units.

5.             Article V of the Limited Liability Company Agreement is hereby amended to add a new Section 5.10 creating a new series of Company Securities as follows:

Section 5.10  Establishment of Class D Units.

(a)           General.  The Board hereby designates and creates a series of Company Securities to be designated as “Class D Units”

and consisting of a total of 34,997,005 Class D Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class D Units as set forth in this Section 5.10.

(b)           Allocations.  Except as otherwise provided in this Agreement, including Section 6.1(d)(iii), all items of Company income, gain, loss, deduction and credit shall be allocated to the Class D Units to the same extent as such items would be so allocated if such Class D Units were Units (other than Privately Placed Units) that were then Outstanding.

(c)           Distributions.  Each Class D Unit shall have the right to share in Company distributions on a Pro Rata basis with the Units, with the amount of distributions on each such Class D Unit being equal to 115% of the quarterly cash distribution amount payable on each Unit.

(d)           Vote of Unitholders.  Except as provided in this Section 5.10, the Class D Units are not convertible into Units.  The Board shall, as promptly as practicable following the issuance of the Class D Units, but in any event not later than 120 days following the Closing Date, take such actions as may be necessary or appropriate to submit to a vote or consent of the holders of the Units the approval of a change in the terms of the Class D Units to provide that each Class D Unit will automatically convert into one Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Units that occurs prior to the conversion of the Class D Units) effective immediately upon such approval by the Unitholders of the issuance of additional Units upon such automatic conversion without any further action by the holders thereof.  The vote or consent required for such approval will be the requisite vote required under this Agreement and under the rules or staff interpretations of the National Securities Exchange on which the Units are listed or admitted to trading for the listing or admission to trading of the Units that would be issued upon any such conversion.  Upon receipt of such approval and compliance with Section 5.10(f), the terms of the Class D Units will be changed, automatically and without further action, so that each Class D Unit is converted into one Unit and, immediately thereafter, none of the Class D Units shall be Outstanding.

(e)           Change in Rules of National Securities Exchange.  If at any time (i) the rules of the National Securities Exchange on which the Units are listed or admitted to trading or the staff interpretations of such rules are changed or (ii) facts or circumstances arise so that no vote or consent of Unitholders is required as a condition to the listing or admission to trading of the Units that would be issued upon any conversion of any Class D Units into Units as provided in Section 5.10(d), the terms of such Class D Units will be changed so that each Class D Unit is converted (without further action or any vote of any Unitholders other than compliance with Section 5.10(f)) into one Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Units that occurs prior to the conversion of the Class D Units) and, immediately thereafter, none of the Class D Units shall be Outstanding.

(f)            Surrender of Certificates.  Upon receipt of the approval of the holders of the Units to convert the Class D Units into Units in accordance with Section 5.10(d) or a change in rules of the National Securities Exchange or a change in facts and circumstances as described in Section 5.10(e), the Board shall give the holders of the Class D Units prompt notice of such approval or change and, subject to Section 6.5, each holder of Class D Units shall promptly surrender the Class D Unit Certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Class D Units.  In the case of any such conversion, the Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class D Units one or more Unit Certificates, registered in the name of such holder, for the number of Units to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made as of the date of the event specified in Section 5.10(d) or Section 5.10(e), as the case may be, and the Person entitled to receive the Units issuable upon such conversion shall be treated for all purposes as the record holder of such Units on said date.

(g)           Voting Rights.  The Class D Units are non-voting, except that the Class D Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class D Units in relation to other classes of Interests (including as a result of a merger or consolidation) or as required by law.  The approval of a majority of the Class D Units shall be required to approve any matter for which the holders of the Class D Units are entitled to vote.

6.             Section 6.1(c) of the Limited Liability Company Agreement is hereby amended to restate Section 6.1(c)(i)(B) as follows:

(B)           Second, 100% to all Unitholders and holders of Class D Units in accordance with their respective Percentage Interests.

7.             Section 6.1(c) of the Limited Liability Company Agreement is hereby amended to add a new Section 6.1(c)(ii)(A) as follows:

(A)          First, to the holders of Class D Units, Pro Rata, until the Capital Account in respect to each Class D Unit then Outstanding has been reduced to zero; and

8.             Section 6.1(c)(ii)(A) of the Limited Liability Company Agreement is hereby redesignated as Section 6.1(c)(ii)(B), and Section 6.1(c)(ii)(B) of the Limited Liability Company Agreement is hereby redesignated as Section 6.1(c)(ii)(C).

9.             Article VI of the Limited Liability Company Agreement is hereby amended to add a new Section 6.1(d)(iii) as follows:

(iii)          Priority Allocations.  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed or deemed distributed pursuant to Section 5.4(a) of this Agreement with respect to Class D Units or Privately Placed Units, or Section 10.3 of this Agreement) to any holder of Class D Units with respect to its Class D Units for a taxable year is greater (on a per Class D Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the Unitholders with respect to their Units (on a per Unit basis), then each holder of Class D Units receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (a) the amount by which the distribution (on a per Class D Unit basis) to such holder of Class D Units exceeds the distribution (on a per Unit basis) to the Unitholders and (b) the number of Class D Units owned by the holder of Class D Units.

10.           Article VI of the Limited Liability Company Agreement is hereby amended to add a new Section 6.1(d)(xii) as follows:

(xii)          Allocations for Class D Units and Privately Placed Units.

                (A)          With respect to any taxable period of the Company ending upon, or after, a Book-Up Event, a Book-Down Event or a sale of all or substantially all of the assets of the Company occurring after the date of issuance of the Class D Units and the Privately Placed Units, Company items of income or gain for such taxable period shall be allocated 100% (1) to the Members holding Class D Units or converted Class D Units that are Outstanding as of the time of such event in proportion to the number of Class D Units or converted Class D Units held by such Members, until each such Member has been allocated the amount that increases the Capital Account of such Class D Unit or converted Class D Unit to the Per Unit Capital Amount for a then outstanding Unit (other than a converted Class D Unit or a Privately Placed Unit) and (2) to the

Members holding Privately Placed Units that are Outstanding as of the time of such event in proportion to the number of Privately Placed Units held by such Members, until each such Member has been allocated the amount that increases the Capital Account of such Privately Placed Unit to the Per Unit Capital Amount for a then outstanding Unit (other than a Privately Placed Unit or a Class D Unit).

(B)           With respect to any taxable period of the Company ending upon, or after, the transfer of converted Class D Units or Privately Placed Units to a Person that is not an Affiliate of the holder, Company items of income or gain for such taxable period shall be allocated 100% (1) to the Members transferring such converted Class D Units in proportion to the number of converted Class D Units transferred by such Members, until each such Member has been allocated the amount that increases the Capital Account of such converted Class D Unit to the Per Unit Capital Amount for a then outstanding Unit (other than a converted Class D Unit or a Privately Placed Unit) and (2) to the Members transferring such Privately Placed Units in proportion to the number of Privately Placed Units transferred by such Members, until each such Member has been allocated the amount that increases the Capital Account of such Privately Placed Unit to the Per Unit Capital Amount for a then outstanding Unit (other than a Privately Placed Unit or a converted Class D Unit).

(C)           With respect to the first taxable period of the Company ending upon, or after, the date of issuance of the Class D Units or the Privately Placed Units, at the election of a Member holding Class D Units or Privately Placed Units (the “Capital Account True-Up Election”), items of income or gain for such taxable period shall be allocated 100% to the Members making such Capital Account True-Up Election with respect to Class D Units or Privately Placed Units that are Outstanding as of the time of such Capital Account True-Up Election in proportion to the number of Class D Units or Privately Placed Units held by such Members, until each such Member has been allocated the amount that increases the Capital Account of such Class D Unit or Privately Placed Unit to the Per Unit Capital Amount for a then outstanding Unit (other than a Class D Unit or a Privately Placed Unit).

11.           Section 6.1(d)(xi)(A) of the Limited Liability Company Agreement is hereby amended to replace the phrase “this Amended and Restated Limited Liability Company Agreement” in the two places that it appears to “this Agreement”.

12.           Section 6.4 of the Limited Liability Company Agreement is hereby amended to replace the reference to “Section 5.6(b)” with “Section 5.5(b)”.

13.           Article VI is hereby amended to add a new Section 6.5 as follows:

Section 6.5             Special Provisions Relating to Holders of Class D Units and Privately Placed Units.  A holder of (1) a Privately Placed Unit or (2) a Class D Unit that has converted into a Unit pursuant to Section 5.10 shall be required to provide notice to the Board of the number of Privately Placed Units or converted Class D Units transferred by such holder no later than the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xii)(B) to a prior transfer of the Unit or the application of Section 6.1(d)(xii)(A) or Section 6.1(d)(xii)(C), the Board has previously determined, based on advice of counsel, that the Privately Placed Unit or converted Class D Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Unit; provided, that such holder may cure any failure to provide such notice by providing such notice within 20 days of the last Business Day of such calendar year.  The sole and exclusive remedy for any holder’s failure to provide any such notice shall be the enforcement of the remedy of specific performance against such holder and there will be no monetary damages.  In connection with the condition imposed by this Section 6.5, the Board shall take whatever steps are required to provide economic uniformity to the Privately Placed Units and converted Class D Units in preparation for a transfer thereof, including the application of Section 6.1(d)(xii)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Units represented by Unit Certificates.

B.            Agreement in Effect.  Except as hereby amended, the Limited Liability Company Agreement shall remain in full force and effect.

C.            Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.            Invalidity of Provisions.  If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

LINN ENERGY, LLC

By:
Kolja Rockov
Executive Vice President and Chief Financial
Officer

[Signature Page to Amendment No. 3]

Exhibit B

Capitalized terms used but not defined herein have the meaning assigned to such terms in the Class D Unit and Unit Purchase Agreement dated as of June 29, 2007 (the “Purchase Agreement”).  Linn Energy shall furnish to the Purchasers at the Closing an opinion of Vinson & Elkins L.L.P., counsel for Linn Energy, addressed to the Purchasers and dated the Closing Date in form satisfactory to Pillsbury Winthrop Shaw Pittman LLP, counsel for the Purchasers, stating that:

(i)            Linn Energy: (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware; (ii) has all requisite limited liability company power and authority, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Properties and carry on its business as its business is now being conducted as described in the Linn Energy SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Linn Energy Material Adverse Effect; and (iii) is duly qualified to do business in the jurisdictions listed in Annex A hereto, except where failure so to qualify would not reasonably be expected to have a Linn Energy Material Adverse Effect.

(ii)           As of the open of business on the date hereof, and prior to the sale and issuance of the Purchased Class D Units and the Purchased Units as contemplated by the Purchase Agreement, the issued and outstanding membership interests of Linn Energy consist of [65,605,765] Units.  All of the outstanding Units have been duly authorized and validly issued in accordance with applicable Law and the Limited Liability Company Agreement and are fully paid (to the extent required by the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware LLC Act).

(iii)          To our knowledge, except as described in the Linn Energy SEC Documents filed prior to the date hereof, for options granted pursuant to Linn Energy’s existing (a) Long-Term Incentive Plan and (b) Memorandum of Understanding Regarding Compensation Arrangements for Members of its Board of Directors, or as contemplated by the Purchase Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Linn Energy or any of its Subsidiaries to issue, transfer or sell any limited liability company interests or other equity interests in Linn Energy or any of its Subsidiaries or securities convertible into or exchangeable for such limited liability company interests or other equity interests, (ii) obligations of Linn Energy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited liability company interests or other equity interests in Linn Energy or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Linn Energy or any of its Subsidiaries is a party with respect to the voting of the equity interests of Linn Energy or any of its Subsidiaries.

(iv)          The Purchased Class D Units and the Purchased Units and the membership interests represented thereby have been duly authorized by Linn Energy pursuant to the Limited Liability Company Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid (to the extent required by the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware LLC Act).

(v)           The Units issuable upon conversion of the Class D Units, and the membership interests represented thereby, upon issuance in accordance with the terms of the Class D Units as reflected in the Limited Liability Company Agreement (as amended by the Class D Amendment) have been duly authorized by Linn Energy pursuant to the Limited Liability Company Agreement and will be fully paid (to the extent required by the Limited Liability Company Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware LLC Act) and, subject to the receipt of the required Unitholder approval, will be validly issued.

(vi)          None of the offering, issuance and sale by Linn Energy of the Purchased Class D Units or the Purchased Units or the execution, delivery and performance of the Basic Documents by Linn Energy (A) constitutes or will constitute a violation of Linn Energy’s Certificate of Formation or Limited Liability Company Agreement, (B) without duplication of clause (A), constitutes or will constitute a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute such an event), any agreement filed as an exhibit to the Linn Energy SEC Documents, or (C) results or will result in any violation of the Delaware LLC Act, the Laws of the State of New York or U.S. federal Law, which in the case of clause (B) or (C) of this paragraph (vi) would be reasonably expected to have a Linn Energy Material Adverse Effect; provided, however, that no opinion is expressed pursuant to this paragraph (vi) with respect to federal or state securities or anti-fraud statutes, rules or regulations.

(vii)         Each of the Basic Documents to which Linn Energy is a party has been duly authorized and validly executed and delivered on behalf of Linn Energy, and is enforceable against Linn Energy in accordance with its respective terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (B) public policy, applicable Law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(viii)        Except for the approvals required by the Commission in connection with Linn Energy’s obligations under the Registration Rights Agreement (including the registration statement referenced therein) and the Unitholder approval required in connection with the conversion of Class D Units to Units, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority is required in connection with the execution, delivery or performance by Linn Energy of any of the Basic Documents to which it is a party, except those that have been obtained or may be required under the state securities or “blue sky” laws, as to which we do not express any opinion.

(ix)           Linn Energy is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(x)            Assuming the accuracy of the representations and warranties of each Purchaser contained in the Purchase Agreement, the issuance and sale of the Purchased Class D Units and the Purchased Units pursuant to the Purchase Agreement are exempt from registration requirements of the Securities Act of 1933, as amended.

Linn Energy shall furnish to the Purchasers at the Closing an opinion of Charlene A. Ripley, General Counsel of Linn Energy, addressed to the Purchasers and dated the Closing Date in form satisfactory to Pillsbury Winthrop Shaw Pittman LLP, counsel for the Purchasers, stating that:

(i)            None of the offering, issuance and sale by Linn Energy of the Purchased Class D Units or the Purchased Units or the execution, delivery and performance of the Basic Documents by Linn Energy (A) constitutes or will constitute a violation of any organizational documents of any of Linn Energy’s Subsidiaries or (B) will result in a breach or violation (and, to such counsel’s knowledge, no event has occurred that, with notice or lapse of time or otherwise, would constitute such an event) or imposition of any lien, charge or encumbrance upon any Property of Linn Energy or its Subsidiaries pursuant to (i) any agreement, lease or other instrument known to such counsel (excluding any agreement filed as an exhibit to the Linn Energy SEC Documents) or (ii) to the knowledge of such counsel, any order, judgment, decree or injunction of any federal or Delaware court or government agency or body directed to any of Linn Energy or its Subsidiaries or any of its respective Properties in a proceeding to which any of them or such Property is a party, which breaches, violations or liens would reasonably be expected to have a Linn Energy Material Adverse Effect; provided, however, that no opinion is expressed pursuant hereto with respect to federal or state securities Laws or other anti-fraud Laws.

(ii)           All of the issued and outstanding equity interests of each of Linn Energy’s Subsidiaries are owned, directly or indirectly, by Linn Energy free and clear of any Liens (A) in respect of which a financing statement under the Uniform Commercial Code naming Linn Energy or any of its Subsidiaries as debtors is on file in the office of the Secretary of State of the State of Delaware, (B) otherwise known to such counsel without independent investigation, other than those created under applicable Law and (C) except for such Liens as may be imposed under Linn Energy’s or its Subsidiaries’ credit facilities, and all such ownership interests have been duly authorized and validly issued and are fully paid (to the extent required by the organizational documents of Linn Energy’s Subsidiaries, as applicable) and non-assessable (except as non-assessability may be affected by matters described in Section 18-607 of the Delaware LLC Act or the organizational documents of Linn Energy’s Subsidiaries, as applicable) and free of preemptive rights, and, to our knowledge, except as disclosed in the Linn Energy SEC Documents, neither Linn Energy nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interests in, any other Person or is obligated to make any capital contribution to or other investment in any other Person.

Exhibit C

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

LINN ENERGY, LLC

AND

THE PURCHASERS NAMED HEREIN

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2007 by and among Linn Energy, LLC, a Delaware limited liability company (“Linn Energy”), and the purchasers named in Schedule [•] to this Agreement (each such purchaser a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, this Agreement is made in connection with the Closing of the issuance and sale of the Purchased Class D Units and the Purchased Units pursuant to the Class D Unit and Unit Purchase Agreement, dated as of June 29, 2007, by and among Linn Energy and the Purchasers (the “Purchase Agreement”);

WHEREAS, Linn Energy has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement; and

WHEREAS, it is a condition to the obligations of each Purchaser and Linn Energy under the Purchase Agreement that this Agreement be executed and delivered.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Definitions.  Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement.  The terms set forth below are used herein as so defined:

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(a)(i) of this Agreement.

“Holder” means the record holder of any Registrable Securities.

“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“June 2007 Holders” has the meaning specified therefor in Section 2.01(a)(i).

“June 2007 Offering Registration Statement Effective Date” has the meaning specified therefor in Section 2.01(a)(i).

“Linn Energy” has the meaning specified therefor in the introductory paragraph.

“Liquidated Damages” has the meaning specified therefor in Section 2.01(a)(ii) of this Agreement.

“Liquidated Damages Multiplier” means (i) the product of $30.97 times the number of Class D Units purchased by such Purchaser plus (ii) the product of $32.00 times the number of Units purchased by such Purchaser.

“Linn Energy” has the meaning specified therefor in the introductory paragraph.

“Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.

“Opt Out Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Partners” has the meaning specified therefor in Section 2.02(b) of this Agreement.

“Placement Agent” means Lehman Brothers Inc., Citigroup Global Markets Inc. or RBC Capital Markets Corporation.

“Purchase Agreement” has the meaning specified therefor in the Recitals of this Agreement.

“Purchaser” and “Purchasers” have the meanings specified therefor in the introductory paragraph of this Agreement.

“Purchaser Underwriter Registration Statement” has the meaning specified therefor in Section 2.04(o) of this Agreement.

“Registrable Securities” means: (i) the Purchased Units, (ii) the Units issuable upon conversion of the Purchased Class D Units, (iii) any Units issued as Liquidated Damages pursuant to this Agreement and (iv) any Units issuable upon conversion of Class D Units issued as Liquidated Damages pursuant to this Agreement, all of which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof.

“Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.

“Registration Statement” has the meaning specified therefor in Section 2.01(a)(i) of this Agreement.

“Selling Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.02           Registrable Securities.  Any Registrable Security will cease to be a Registrable Security when: (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force) under the Securities Act; (c) such Registrable Security can be disposed of pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act; (d) such Registrable Security is held by Linn Energy or one of its Subsidiaries; or (e) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.

ARTICLE II
REGISTRATION RIGHTS

Section 2.01           Registration.

(a)           Registration.

(i)            Deadline To Go Effective.  No earlier than the date that a registration statement (the “June 2007 Offering Registration Statement Effective Date”) becomes effective that covers the units sold in the June 1, 2007 private placement (the holder of such units being the “June 2007 Holders”) but no later than 10 days after the June 2007 Offering Registration Statement Effective Date, Linn Energy shall prepare and file a registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) under the Act with respect to all of the Registrable Securities (the “Registration Statement”).  A Registration Statement filed pursuant to this Section 2.01 shall be on such appropriate registration form of the Commission as shall be selected by Linn Energy.  Linn Energy will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 2.01 to be continuously effective under the Securities Act until the earlier of (i) the date as of which all such Registrable Securities are sold by the Purchasers or (ii) the date when such Registrable Securities become eligible for resale under Rule 144(k) (or any similar provision then in force) under the Securities Act (the “Effectiveness Period”).  The Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(ii)           Failure To Go Effective.  If the Registration Statement required by Section 2.01 of this Agreement is not declared effective within 165 days after the Closing Date, then each Purchaser shall be entitled to a payment with respect to the Purchased Class D Units and the Purchased Units of each such Purchaser, as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier per 30-day period for the first 90 days following the 165th day after the Closing Date, increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period for each subsequent 30 days, up to a maximum of 1.00% of the Liquidated Damages Multiplier per 30-day period (the “Liquidated Damages”).  Initially there shall be no limitation on the aggregate amount of the Liquidated Damages payable by Linn Energy under this Agreement to each Purchaser; provided, however, that if there is a change in the Law or accounting principles generally accepted in the United States that would result in the Purchased Units being treated as debt securities instead of equity securities for purposes of Linn Energy’s financial statements, then the aggregate amount of the Liquidated Damages payable by Linn Energy under this Agreement to each Purchaser shall not exceed the maximum amount of the Liquidated Damages Multiplier with respect to such Purchaser allowed for the Purchased Units not to be treated as debt securities for purposes of Linn Energy’s financial statements.  The Liquidated Damages payable pursuant to the immediately preceding sentence, accrued on a daily basis, shall be payable within ten Business Days of the end of each such 30-day period.  Any Liquidated Damages shall be paid to each Purchaser in cash or immediately available funds; provided, however, if Linn Energy certifies that it is unable to pay Liquidated Damages in cash or immediately available funds because such payment would result in a breach under any of Linn Energy’s or Linn Energy’s Subsidiaries’ credit facilities or other indebtedness filed as exhibits to the Linn Energy SEC Documents, then, to the extent not payable in cash, Linn Energy may pay the Liquidated Damages in kind in the form of the issuance of additional (A) Units or (B) Units and Class D Units.  Class D Units may only be issued as Liquidated Damages if and to the extent required by The Nasdaq Global Market or similar regulation.  If Class D Units are issued as Liquidated Damages as a result of a requirement by The Nasdaq Global Market or similar regulation, then such Units and/or Class D Units will be issued to each Purchaser in such a manner as to maximize the number of Units issued to each such Purchaser.  Upon any issuance of Units and/or Class D Units as Liquidated Damages, Linn Energy shall promptly prepare and file an amendment to the Registration Statement prior to its effectiveness adding such Units and/or Units issuable upon conversion of Class D Units to such Registration Statement as additional Registrable Securities.  The determination of the number of Units to be issued as Liquidated Damages shall be equal to the amount of Liquidated Damages divided by the volume weighted average closing price of the Units (as reported by The Nasdaq Global Market) for the ten (10) trading days immediately preceding the date on which the Liquidated Damages payment is due.  The determination of the number of Class D Units to be issued as Liquidated Damages shall be equal to the amount of Liquidated Damages divided by the volume weighted average closing price of the Units (as reported by The Nasdaq Global Market) for the ten (10) trading days immediately preceding the date on which the Liquidated Damages payment is due, less a discount of 2%.  The payment of Liquidated Damages to a Purchaser shall cease at such time as the Purchased Class D Units and the Purchased Units of such Purchaser become eligible for resale under Rule 144(k) under the Securities Act.  As soon as practicable following the date that the Registration Statement becomes effective, but in any event within two Business Days of such date, Linn Energy shall provide the Purchasers with written notice of the effectiveness of the Registration Statement.

(iii)          Waiver of Liquidated Damages.  If Linn Energy is unable to cause a Registration Statement to go effective within 165 days following the Closing Date as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then Linn Energy may request a waiver of the Liquidated Damages, which may be granted or withheld by the consent of the Holders of a majority of the Purchased Class D Units and the Purchased Units,

taken as a whole, in their sole discretion.  A Purchaser’s rights (and any transferee’s rights pursuant to Section 2.10 of this Agreement) under this Section 2.01 other than Liquidated Damages owing but not yet paid shall terminate upon the earlier of (i) when all such Registrable Securities are sold by such Purchaser or transferee, as applicable, and (ii) when such Registrable Securities become eligible for resale under Rule 144(k) (or any similar provision then in force) under the Securities Act.

(b)           Delay Rights.  Notwithstanding anything to the contrary contained herein, Linn Energy may, upon written notice to any Selling Holder whose Registrable Securities are included in the Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Registration Statement, but such Selling Holder may settle any such sales of Registrable Securities) if (i) Linn Energy is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Linn Energy determines in good faith that Linn Energy’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Registration Statement or (ii) Linn Energy has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Linn Energy, would materially adversely affect Linn Energy; provided, however, in no event shall the Purchasers be suspended for a period that exceeds an aggregate of 30 days in any 90-day period or 90 days in any 365-day period.  Upon disclosure of such information or the termination of the condition described above, Linn Energy shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Registration Statement, shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

(c)           Additional Rights to Liquidated Damages.  If (i) the Holders shall be prohibited from selling their Registrable Securities under the Registration Statement as a result of a suspension pursuant to Section 2.01(b) of this Agreement in excess of the periods permitted therein or (ii) the Registration Statement is filed and declared effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded by a post-effective amendment to the Registration Statement, a supplement to the prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act, then, until the suspension is lifted or a post-effective amendment, supplement or report is filed with the Commission, but not including any day on which a suspension is lifted or such amendment, supplement or report is filed and declared effective, if applicable, Linn Energy shall owe the Holders an amount equal to the Liquidated Damages, following (x) the date on which the suspension period exceeded the permitted period under 2.01(b) of this Agreement or (y) the day after the Registration Statement ceased to be effective or failed to be useable for its intended purposes, as liquidated damages and not as a penalty.  For purposes of this Section 2.01(c), a suspension shall be deemed lifted on the date that notice that the suspension has been lifted is delivered to the Holders pursuant to Section 3.01 of this Agreement.

Section 2.02           Piggyback Rights.

(a)              Participation.  If at any time Linn Energy proposes to file (i) a prospectus supplement to an effective shelf registration statement, other than the Registration Statement contemplated by Section 2.01 of this Agreement and the registration statement covering the units held by the June 2007 Holders, or (ii) a registration statement, other than a shelf registration statement, in either case, for the sale of Units in an Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than three Business Days prior to the filing of (x) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (y) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (z) such registration statement, as the case may be, then Linn Energy shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if Linn Energy has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have a material adverse effect on the price, timing or distribution of the Units in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b) of this Agreement.  The notice required to be provided in this Section 2.02(a) to Holders shall be provided on a Business Day pursuant to Section 3.01 hereof and receipt of such notice shall be confirmed by such Holder.  Each such Holder shall then have three Business Days after receiving such notice to request inclusion of Registrable Securities in the Underwritten Offering, except that such Holder shall have one Business Day after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Underwritten Offering in the case of a “bought deal” or “overnight transaction” where no preliminary prospectus is used.  If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering.  If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Linn Energy shall determine for any reason not to undertake or to delay such Underwritten Offering, Linn Energy may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering.  Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to Linn Energy of such withdrawal up to and including the time of pricing of such offering.  Each Holder’s rights under this Section 2.02(a) shall terminate when such Holder (together with any Affiliates of such Holder) holds less than $40 million of Purchased Class D Units (or Units issued upon conversion of the Class D Units) and Purchased Units, based on the Commitment Amounts.  Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt Out Notice”) to Linn Energy requesting that such Holder not receive notice from Linn Energy of any proposed Underwritten Offering; provided, that such Holder may later revoke any such notice.

(b)              Priority of Rights.  If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Units included in an Underwritten Offering involving Included Registrable Securities advises Linn Energy, or Linn Energy reasonably determines, that the total amount of Units that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the Units offered or the market for the Units, then the Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises Linn Energy, or Linn Energy reasonably determines, can be sold without having such adverse effect, with such number to be allocated (i) first, to Linn Energy, and (ii) second, pro rata among (A) Quantum Energy Partners II, LP, a Delaware limited partnership, Clark Partners I, L.P., a New York limited partnership, Kings Highway Investment, LLC, a Connecticut limited liability company and Wauwinet Energy Partners, LLC, a Delaware limited liability company (collectively, the “Partners”) and (B) the Selling Holders party to this Agreement and those party to those certain Registration Rights Agreements dated as of October 24, 2006, February 1, 2007 and June 1, 2007 by and among Linn Energy and the purchasers named therein, in each case, who have requested participation in such Underwritten Offering.  The pro rata allocations for each such Partner and each such Selling Holder shall be the product of (a) the aggregate number of Units proposed to be sold by all Partners and Selling Holders in such Underwritten Offering multiplied by (b) the fraction derived by dividing (x) the number of Units owned on the Closing Date by such Partner or Selling Holder by (y) the aggregate number of Units owned on the Closing Date by all Partners and Selling Holders participating in the Underwritten Offering.  All participating Selling Holders shall have the opportunity to share pro rata that portion of such priority allocable to any Selling Holder(s) not so participating.  As of the date of execution of this Agreement, there are no other Persons with Registration Rights relating to Units or Class D Units other than as described in this Section 2.02(b).

Section 2.03           Underwritten Offering.

(a)              Request for Underwritten Offering.  Any one or more Holders that collectively hold greater than $100 million of Registrable Securities, based on the purchase price per unit under the Purchase Agreement, may deliver written notice to Linn Energy that such Holders wish to dispose of an aggregate of at least $100 million of Registrable Securities, based on the purchase price per unit under the Purchase Agreement, in an Underwritten Offering.  Upon receipt of any such written request, Linn Energy shall retain underwriters, effect such sale though an Underwritten Offering, including entering into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and take all reasonable actions as are requested by the Managing Underwriter or Underwriters to expedite or facilitate the disposition of such Registrable Securities; provided, however, Linn Energy management will not be required to participate in any roadshow or similar marketing effort on behalf of any such Holder.

(b)              General Procedures.  In connection with any Underwritten Offering under this Agreement, Linn Energy shall be entitled to select the Managing Underwriter or Underwriters.  In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and Linn Energy shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities.  No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement.  Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Linn Energy to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations.  No Selling Holder shall be required to make any representations or warranties to or agreements with Linn Energy or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf, its intended method of distribution and any other representation required by Law.  If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Linn Energy and the Managing Underwriter; provided, however, that such withdrawal must be made up to and including the time of pricing of such Underwritten Offering.  No such withdrawal or abandonment shall affect Linn Energy’s obligation to pay Registration Expenses.

Section 2.04           Sale Procedures.  In connection with its obligations under this Article II, Linn Energy will, as expeditiously as possible:

(a)           prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement;

(b)           if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Registration Statement and the Managing Underwriter at any time shall notify Linn Energy in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, use its commercially reasonable efforts to include such information in such prospectus supplement;

(c)           furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d)           if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that Linn Energy will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)           promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f)            immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Linn Energy of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.  Following the provision of such notice, Linn Energy agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)           upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the

Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h)           in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for Linn Energy dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Linn Energy’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities and such other matters as such underwriters or Selling Holders may reasonably request;

(i)            otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j)            make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Linn Energy personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that Linn Energy need not disclose any such information to any such representative unless and until such representative has entered into or is otherwise subject to a confidentiality agreement with Linn Energy satisfactory to Linn Energy (including any confidentiality agreement referenced in Section 8.06 of the Purchase Agreement);

(k)           cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Linn Energy are then listed;

(l)            use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Linn Energy to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)          provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

(n)           enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.

(o)           Linn Energy agrees that, if any Purchaser could reasonably be deemed to be an “underwriter”, as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Linn Energy’s securities of any Purchaser pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Purchaser Underwriter Registration Statement”), then Linn Energy will cooperate with such Purchaser in allowing such Purchaser to conduct customary “underwriter’s due diligence” with respect to Linn Energy and satisfy its obligations in respect thereof.  In addition, at any Purchaser’s request, Linn Energy will furnish to such Purchaser, on the date of the effectiveness of any Purchaser Underwriter Registration Statement and thereafter from time to time on such dates as such Purchaser may reasonably request, (i) a letter, dated such date, from Linn Energy’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Purchaser, and (ii) an opinion, dated as of such date, of counsel representing Linn Energy for purposes of such Purchaser Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Purchaser; provided, however, that with respect to any Placement Agent, Linn Energy’s obligations with respect to this Section 2.04(o) shall be limited to one time, with an additional bring-down request within 30 days of the date of such documents.  Linn Energy will also permit legal counsel to such Purchaser to review and comment upon any such Purchaser Underwriter Registration Statement at least five Business Days prior to its filing with the Commission and all amendments and supplements to any such Purchaser Underwriter Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any Purchaser Underwriter Registration Statement or amendment or supplement thereto in a form to which such Purchaser’s legal counsel reasonably objects.

Each Selling Holder, upon receipt of notice from Linn Energy of the happening of any event of the kind described in Section 2.04(e) of this Agreement, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(e) of this Agreement or until it is advised in writing by Linn Energy that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Linn Energy, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to Linn Energy (at Linn Energy’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

If requested by a Purchaser, Linn Energy shall: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Purchaser reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement.

Section 2.05           Cooperation by Holders.  Linn Energy shall have no obligation to include in the Registration Statement Units of a Holder, or in an Underwritten Offering pursuant to Section 2.02 of this Agreement Units of a Selling Holder, who has failed to timely furnish such information that, in the opinion of counsel to Linn Energy, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06           Restrictions on Public Sale by Holders of Registrable Securities.  For a period of 365 days from the Closing Date, each Holder of Registrable Securities who is included in the Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the 30-day period following completion of an Underwritten Offering of equity securities by Linn Energy (except as provided in this Section 2.06); provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers or directors or any other Unitholder of Linn Energy on whom a restriction is imposed in connection with such public offering; provided,  with respect to Goldman, Sachs & Co., the restrictions contained in this Section 2.06 shall only apply to the Goldman Sachs Principal Strategies Group, as currently configured, and shall not restrict or limit the activities of any area or division of Goldman, Sachs & Co. or any of its Affiliates, other than Goldman Sachs Principal Strategies Group, as currently configured.  In addition, the provisions of this Section 2.06 shall not apply with respect to a Holder that (A) owns less than $40 million of Purchased Class D Units and Purchased Units, based on the Commitment Amounts, (B) has delivered an Opt Out Notice to Linn Energy pursuant to Section 2.02 hereof or (C) has submitted a notice requesting the inclusion of Registrable Securities in an Underwritten Offering pursuant to Section 2.02 or Section 2.03(a) hereof but is unable to do so as a result of the priority provisions contained in Section 2.02(b) hereof.

Section 2.07           Expenses.

(a)             Certain Definitions.  “Registration Expenses” means all expenses incident to Linn Energy’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Registration Statement pursuant to Section 2.01 hereof or an Underwritten Offering covered under this Agreement, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and The Nasdaq Global Market fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses and the fees and disbursements of counsel and independent public accountants for Linn Energy, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.  “Selling Expenses” means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.

(b)             Expenses.  Linn Energy will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to such Underwritten Offering.  In addition, except as otherwise provided in Section 2.08 hereof, Linn Energy shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.  Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.08           Indemnification.

(a)           By Linn Energy.  In the event of an offering of any Registrable Securities under the Securities Act pursuant to this Agreement, Linn Energy will indemnify and hold harmless each Selling Holder thereunder, its directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, and its directors and officers, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder, director, officer, underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Linn Energy will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder, its directors or officers or any underwriter or controlling Person in writing specifically for use in the Registration Statement or such other registration statement, or prospectus supplement, as applicable.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such Selling Holder, its directors or officers or any underwriter or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b)           By Each Selling Holder.  Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Linn Energy, its directors and officers, and each Person, if any, who controls Linn Energy within the meaning of the Securities Act or of the Exchange Act, and its directors and officers, to the same extent as the foregoing indemnity from Linn Energy to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Registration Statement or any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)           Notice.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.08.  In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof.  The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred.  Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d)           Contribution.  If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification.  The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein.  The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)           Other Indemnification.  The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09           Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Linn Energy agrees to use its commercially reasonable efforts to:

(a)           make and keep public information regarding Linn Energy available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)           file with the Commission in a timely manner all reports and other documents required of Linn Energy under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)           so long as a Holder owns any Registrable Securities, furnish, unless otherwise not available at no charge by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Linn Energy, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.10           Transfer or Assignment of Registration Rights.  The rights to cause Linn Energy to register Registrable Securities granted to the Purchasers by Linn Energy under this Article II may be transferred or assigned by any Purchaser to one or more transferee(s) or assignee(s) of such Registrable Securities or in connection with entering into a total return swap to the swap counterparty; provided, however, that, except with respect to a total return swap, (a) unless such transferee is an Affiliate of such Purchaser, each such transferee or assignee holds Registrable Securities representing at least $40 million of the Purchased Class D Units and the Purchased Units, based on the Commitment Amounts, (b) Linn Energy is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement.

Section 2.11           Limitation on Subsequent Registration Rights.  From and after the date hereof, Linn Energy shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, (i) enter into any agreement with any current or future holder of any securities of Linn Energy that would allow such current or future holder to require Linn Energy to include securities in any registration statement filed by Linn Energy on a basis that is superior in any way to the piggyback rights granted to the Purchasers hereunder or (ii) grant registration rights to any other Person that would be superior to the Purchasers’ registration rights hereunder.

ARTICLE III
MISCELLANEOUS

Section 3.01           Communications.  All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a)           if to Purchaser, to the address set forth under that Purchaser’s signature block in accordance with the provisions of this Section 3.01;

(b)           if to a transferee of Purchaser, to such Holder at the address provided pursuant to Section 2.10 hereof; and

(c)           if to Linn Energy, at 600 Travis, Suite 6910, Houston, Texas 77002 (facsimile: 713.223.0888), notice of which is given in accordance with the provisions of this Section 3.01.

All such notices and communications shall be deemed to have been received: at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or electronic mail; and when actually received, if sent by courier service or any other means.

Section 3.02           Successor and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03           Aggregation of Purchased Class D Units and Purchased Units.  All Purchased Class D Units and Purchased Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.04           Recapitalization, Exchanges, Etc. Affecting the Units.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Linn Energy or any successor or assign of Linn Energy (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.

Section 3.05           Specific Performance.  Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.06           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.07           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.08           Governing Law.  The Laws of the State of New York shall govern this Agreement without regard to principles of conflict of Laws.

Section 3.09           Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.10           Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Linn Energy set forth herein.  This Agreement, the Purchase Agreement and the Confidentiality Agreement pertaining to the sale of the Purchased Units and Purchased Class D Units supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11           Amendment.  This Agreement may be amended only by means of a written amendment signed by Linn Energy and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.12           No Presumption.  If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.13           Obligations Limited to Parties to Agreement.  Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and Linn Energy shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the Purchase Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers under this Agreement or the Purchase Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LINN ENERGY, LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit D

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) dated as of June 29, 2007 is by and among Michael C. Linn, an individual primarily residing in Pittsburgh, Pennsylvania (“Mr. Linn”), Kolja Rockov, an individual residing in Houston, Texas (“Mr. Rockov”), Mark E. Ellis, an individual residing in Houston, Texas (“Mr. Ellis”), Lisa D. Anderson, an individual residing in Houston, Texas (“Ms. Anderson”), Charlene A. Ripley, an individual residing in Houston, Texas (“Ms. Ripley”) and Roland P. Keddie, an individual residing in Pittsburgh, Pennsylvania (“Mr. Keddie”).

WHEREAS, reference is made to the Class D Unit and Unit Purchase Agreement (the “Purchase Agreement”) relating to the proposed private placement to certain institutional investors of Class D Units and Units of Linn Energy, LLC (the “Company”); and

WHEREAS, reference is made to the Purchase Agreement, whereby the Company agreed to take all action necessary to convene a meeting of its Unitholders to consider and vote upon the conversion of the Purchasers’ Class D Units into Units (the “Conversion”) as soon as practicable, but in any event not later than 120 days following the Closing Date; and

WHEREAS, each of Mr. Linn, Mr. Rockov, Mr. Ellis, Ms. Anderson, Ms. Ripley and Mr. Keddie are beneficial owners of Units (“Voting Units”) representing limited liability company interests in the Company, and each of them desires to set forth certain agreements and arrangements related to the voting of such Voting Units in respect of the conversion of the Class D Units into Units.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Effectiveness.  The provisions of this Agreement shall be effective upon the date first written above.

2.             Definitions.  Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement.

3.             Agreement to Vote.  At any meeting of the Unitholders convened to consider and vote upon the Conversion, each of Mr. Linn, Mr. Rockov, Mr. Ellis, Ms. Anderson, Ms. Ripley and Mr. Keddie unconditionally and irrevocably agrees to vote all of the Units beneficially owned by such person on the record date fixed by the Company’s Board of Directors for any such meeting in favor of the conversion of the Class D Units into Units.

4.             Additional Covenants.  As applicable, the parties shall cause their respective officers, employees and agents to take all requisite action requested by the Company or the Purchasers to carry out their obligations under this Agreement.

5.             Specific Enforcement.  It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond.  Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.             Representations and Warranties.  Each of Mr. Linn, Mr. Rockov, Mr. Ellis, Ms. Anderson, Ms. Ripley and Mr. Keddie hereby represents and warrants with respect to itself, on and as of the date of this Agreement, as follows:

(a)           It has full right, power and authority to vote the Voting Units, held of record by it, in the manner contemplated herein.

(b)           It has all requisite power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such party.  This Agreement has been duly executed and delivered by such party.

(c)           The execution, delivery and performance of this Agreement will not, with or without the giving of notice or the passage of time, (i) violate any judgment, injunction, order or decree of any court, arbitrator or governmental agency applicable to such party, or (ii) conflict with, result in the breach of any provision of, constitute a default under, or require the consent or approval of any third party under, any agreement or instrument to which such party is a party or by which such party is bound.

7.             Covenants.

(a)           Until the termination of this Agreement, such party will not enter into any transaction, take any action or by inaction permit any event to occur that would result in any of the representations or warranties of such party herein contained not being true and correct or that would prevent or otherwise restrict such party from performing its obligations under this Agreement.  None of the parties to this Agreement shall be subject to any restrictions on transfer as a result of entering into this Agreement, except that in any transfer pursuant to a private sale of all or any portion of any such party’s Units such transferee shall agree in writing to be bound by the terms of this Agreement.

(b)           Such party shall execute and deliver any additional documents reasonably necessary or desirable to evidence the agreement to vote granted herein with respect to the Voting Units or otherwise implement and effect the provisions of this Agreement.

8.             Third Party Beneficiaries.  Each of Mr. Linn, Mr. Rockov, Mr. Ellis, Ms. Anderson, Ms. Ripley and Mr. Keddie acknowledges that the beneficiaries of the terms of this Agreement are the Purchasers who purchase Class D Units pursuant to the Purchase Agreement.  Each of Mr. Linn, Mr. Rockov, Mr. Ellis, Ms. Anderson, Ms. Ripley and Mr. Keddie acknowledges further and agrees that such Purchasers shall have the right to enforce this Agreement.  Nothing in this Agreement shall be construed to impose any personal liability on any officer, employee, director, incorporator, member, manager, partner or stockholder of any party or any of its affiliates.

9.             Captions.  The captions and headings used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

10.           Manner of Voting.  The voting of the Units owned by Mr. Linn, Mr. Rockov, Mr. Ellis, Ms. Anderson, Ms. Ripley and Mr. Keddie may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

11.           Splits, Dividends, Etc.  If there shall be any issuance of voting securities hereafter to any of the parties hereto (including in connection with any split, dividend, recapitalization, reorganization, or the like), such securities shall become subject to this Agreement.

12.           Amendments.  This Agreement may not be modified or amended without: (i) the written consent of the Purchasers entitled to purchase a majority of the Purchased Units based on their Commitment Amounts and (ii) an instrument or instruments in writing signed by each of Mr. Linn, Mr. Rockov, Mr. Ellis,  Ms. Anderson, Ms. Ripley and Mr. Keddie.

13.           Notices.  All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed to the notice address specified on the applicable signature page to this Agreement.

14.           Entire Agreement.  This Agreement is intended to be the sole agreement of the parties as it relates to this subject matter.

15.           Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

16.           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware, without reference to the principles of conflicts of law.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.           No Partnership, Agency or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto.

19.           Termination.  This Agreement shall (i) terminate automatically following the satisfaction by the Company of its obligations under Section 5.01 of the Purchase Agreement and (ii) shall be deemed satisfied in full and terminated upon the consummation of the Conversion.  In the event of termination of this Agreement pursuant to this Section 19, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the day and year hereinabove first written.

Michael C. Linn

Kolja Rockov

Mark E. Ellis

Lisa D. Anderson

Charlene A. Ripley

Roland P. Keddie

[Signature Page to Voting Agreement]

Exhibit E

LINN ENERGY, LLC

Officer’s Certificate

Pursuant to Section 6.02(b) of the Class D Unit and Unit Purchase Agreement, dated as of June 29, 2007 (the “Purchase Agreement”) by and among Linn Energy, LLC, a Delaware limited liability company (the “Company”), and each of the Purchasers named in Schedule 2.01 to the Purchase Agreement relating to the issuance and sale by the Company to the Purchasers of an aggregate of 12,999,989 Units representing limited liability company interests in the Company and an aggregate of 34,997,005 Class D Units representing limited liability company interests in the Company, the undersigned hereby certifies on behalf of the Company as follows:

(A)          The Company has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by the Company on or prior to the date hereof.

(B)           The representations and warranties of the Company contained in the Purchase Agreement that are qualified by materiality or Linn Energy Material Adverse Effect (as defined in the Purchase Agreement) are true and correct as of the date of the Purchase Agreement and as of the date hereof and all other representations and warranties are true and correct in all material respects as of the date of the Purchase Agreement and as of the date hereof, except that representations made as of a specific date are true and correct as of such date only.

(C)           Since the date of the Purchase Agreement, no Linn Energy Material Adverse Effect (as defined in the Purchase Agreement) has occurred and is continuing.

Dated: [•], 2007

LINN ENERGY, LLC

By:
Name:
Title:

Exhibit F

PURCHASERS’

Officer’s Certificate

Pursuant to Section 6.03(c) of the Class D Unit and Unit Purchase Agreement, dated as of June 29, 2007 (the “Purchase Agreement”), by and among Linn Energy, LLC, a Delaware limited liability company (the “Company”), and each of the Purchasers named in Schedule 2.01 to the Purchase Agreement relating to the issuance and sale by the Company to the Purchasers of an aggregate of 12,999,989 Units representing limited liability company interests in the Company and an aggregate of 34,997,005 Class D Units representing limited liability company interests in the Company, each of the undersigned hereby certifies solely on behalf of itself as follows:

(A)          Such Purchaser has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by such Purchaser on or prior to the date hereof.

(B)           The representations and warranties of such Purchaser contained in the Purchase Agreement that are qualified by materiality or Purchaser Material Adverse Effect (as defined in the Purchase Agreement) are true and correct as of the date of the Purchase Agreement and as of the date hereof and all other representations and warranties are true and correct in all material respects as of the date of the Purchase Agreement and as of the date hereof, except that representations made as of a specific date are true and correct as of such date only.

(C)           Since the date of the Purchase Agreement, no Purchaser Material Adverse Effect (as defined in the Purchase Agreement) has occurred and is continuing.

Dated: [•], 2007

[PURCHASER]

By:
Name:
Title:

Exhibit G

LINN ENERGY, LLC

SECRETARY’S CERTIFICATE

[•], 2007

Reference is made to that certain Class D Unit and Unit Purchase Agreement, dated as of June 29, 2007, by and among Linn Energy, LLC, a Delaware limited liability company (the “Company”) and the Purchasers party thereto (the “Purchase Agreement”).  Terms that are defined in the Purchase Agreement and that are used but not defined herein have the respective meanings given to them in the Purchase Agreement.  I, Charlene A. Ripley, hereby certify that I am the duly elected, qualified and acting Senior Vice President, General Counsel and Secretary of the Company; and that as such I am familiar with the facts herein certified and am authorized to certify the same and do further certify, in such capacity, that:

1.             Attached hereto as Exhibit A is a true, correct and complete copy of the Certificate of Formation of the Company (including all amendments, if any, thereto), certified by the Secretary of State of the State of Delaware, as in effect on May 31, 2005 and at all times thereafter to and including the date hereof.  No other amendments to such Certificate of Formation have been authorized by the members or Board of Directors of the Company and such Certificate of Formation is in full force and effect as of the date hereof.

2.             No proceedings have been instituted or are pending, or, to the best of my knowledge, are contemplated, for the dissolution or liquidation of the Company or that would threaten its limited liability company existence or forfeit its limited liability company rights or franchises.

3.             Attached hereto as Exhibit B is a true, correct and complete copy of the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 19, 2006, as amended by Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 24, 2006 and Amendment No. 2 to the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 1, 2007 (“LLC Agreement”), as in effect on the date hereof.  The LLC Agreement has not otherwise been amended or rescinded and remains in full force and effect as of the date hereof

4.             Attached hereto as Exhibit C is a true, correct and complete copy of resolutions duly and validly adopted by the Board of Directors of the Company at a meeting on June 21, 2007, a copy of which has been duly filed with the minutes of the proceedings of such Board of Directors.  Such resolutions have not been modified, amended, rescinded or revoked, and the same are in full force and effect on the date hereof and are within the power of the Board of Directors to pass as provided in the LLC Agreement of the Company.

5.             The following persons are duly elected or appointed and acting officers of the Company, holding the respective offices set forth opposite their names below, and the signatures set forth opposite their names below are their true and genuine signatures:

Name	Office	Specimen Signature

Michael C. Linn	Chairman, President and Chief Executive Officer

Charlene A. Ripley	Senior Vice President, General Counsel and Corporate Secretary

Kolja Rockov	Executive Vice President and Chief Financial Officer

6.             Each of the foregoing officers and the undersigned is authorized pursuant to the resolutions attached hereto, as officers of the Company, to execute and deliver, for and on behalf of the Company, the Purchase Agreement, the Registration Rights Agreement and all certificates, notices, communications and other documents required or permitted to be given by or on behalf of the Company in connection with the transactions contemplated thereby.

7.             This certificate and the specimen signatures contained herein may be executed in one or more counterparts, none of which need contain the signatures of all persons, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.

LINN ENERGY, LLC

By:
Charlene A. Ripley
Senior Vice President, General Counsel
and Corporate Secretary

I, Kolja Rockov, Executive Vice President and Chief Financial Officer of the Company, hereby certify that the signature of Charlene A. Ripley set forth above is a true, correct and genuine signature of such person, and that such person is the duly elected or appointed, qualified and acting Senior Vice President, General Counsel and Corporate Secretary of the Company.

Kolja Rockov
Executive Vice President and
Chief Financial Officer

[Signature Page to Linn Energy, LLC Secretary’s Certificate]

EXHIBIT “A”

CERTIFICATE OF FORMATION

EXHIBIT “B”

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

AND

AMENDMENT NO. 1 TO  SECOND AMENDED

AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

AND

AMENDMENT NO. 2 TO  SECOND AMENDED

AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT “C”

RESOLUTIONS

Exhibit H

[Dominion Acquisition Agreement]